Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of April 23, 2013,

among

MERGE HEALTHCARE INCORPORATED,

as Borrower,

and

THE SUBSIDIARY GUARANTORS PARTY HERETO,

as Subsidiary Guarantors,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Lead Arranger and Book Runner,

and

BANK OF AMERICA, N.A.,

as Documentation Agent

and

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent

and

BANK OF AMERICA, N.A.,

as Issuing Bank and Swingline Lender

i

ANNEXES

Annex I	Commitments
Annex II	Notice Information

SCHEDULES

Schedule 1.01(a)	Excluded Attributable Indebtedness
Schedule 1.01(b)	Closing Date Immaterial Subsidiaries
Schedule 1.01(c)	Subsidiary Guarantors
Schedule 3.19	Insurance
Schedule 5.11(c)	Dissolving Immaterial Subsidiaries
Schedule 5.15	Post-Closing Obligations
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.09	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of LC Request
Exhibit I-1	Form of Term Note
Exhibit I-2	Form of Revolving Note

Exhibit I-3	Form of Swingline Note
Exhibit J-1	Form of Perfection Certificate
Exhibit J-2	Form of Perfection Certificate Supplement
Exhibit K	Form of Security Agreement
Exhibit L-1	Form of Non-Bank Certificate (For Foreign Lenders That Are Not Partnerships
for U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of Non-Bank Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of Non-Bank Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of Non-Bank Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	Form of Solvency Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of April 23, 2013, is made among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not otherwise defined in any other Article hereof having the meaning given to it in Article I), the Lenders, JEFFERIES FINANCE LLC, as lead arranger (in such capacity, the “Arranger”), Bank of America, N.A., as documentation agent (in such capacity, the “Documentation Agent”), BANK OF AMERICA, N.A., as swingline lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as issuing bank (in such capacity, the “Issuing Bank”), and JEFFERIES FINANCE LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties and the Issuing Bank.

WITNESSETH:

WHEREAS, on April 2, 2013, Borrower commenced a tender offer and consent solicitation (the “Tender Offer”) with respect to Borrower’s existing 11.75% Senior Secured Notes due 2015 (the “Existing Notes”) issued under that certain Indenture (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Notes Indenture”), dated as of April 28, 2010, among Borrower, certain Subsidiaries party thereto as “Guarantors” and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent thereunder (in such capacity, the “Existing Notes Trustee”);

WHEREAS, on or after the Closing Date, pursuant to and in connection with the Tender Offer, (a) Borrower intends to repurchase the approximately $250,386,000 aggregate principal amount of its Existing Notes for which valid tenders have been received (the “Tendered Notes”) and (b) the Fourth Supplemental Indenture (the “Existing Notes Supplemental Indenture”), dated as of April 16, 2013, among Borrower, the Subsidiaries party thereto and the Existing Trustee shall become operative;

WHEREAS, on the Closing Date, Borrower intends to deliver an irrevocable notice of redemption (the “Notice of Redemption”) with respect to the approximately $1,614,000 aggregate principal amount of its Existing Notes for which valid tenders have not been received (the “Non-Tendered Notes”), which Non-Tendered Notes, together with the Tendered Notes to be repurchased on the Closing Date, represent all outstanding Existing Notes as of the date hereof;

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $255,000,000 and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $20,000,000;

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $5,000,000;

WHEREAS, Borrower has requested the Issuing Banks to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000; and

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12;

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Banks are willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition by Borrower or any of its Subsidiaries, whether paid in cash or by exchange of properties, securities or other assets and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions or repayments of Indebtedness (or any indebtedness that remains outstanding) and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP, as determined at the time of the consummation of such Permitted Acquisition to be established in respect thereof by Borrower or any of its Subsidiaries; provided, further, that Acquisition Consideration shall not include (a) any consideration or payment paid by any Company (i) with the Net Cash Proceeds of issuances of Qualified Capital Stock of Borrower to its shareholders and/or (ii) in the form of Qualified Capital Stock of Borrower and (b) cash and Cash Equivalents acquired by the Companies as part of the applicable Permitted Acquisition.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) (i) the rate per annum determined by the Administrative Agent to be equal to the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.25.%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agency Fee Letter” shall mean that certain Fee Letter dated as of the date hereof by and among Borrower and Jefferies Finance LLC.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, (a) for purposes of Section 6.09, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified, (b) neither any Lender nor any Agent (nor any of their Affiliates) shall be deemed to be an Affiliate of Borrower or any of its Subsidiaries solely by virtue of its capacity as a Lender or Agent hereunder and (c) for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them as the context requires.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) 2.25%, (c) the Federal Funds Effective Rate in effect on such day plus 0.50% and (d) the Adjusted LIBO Rate for a Eurodollar Loan with a one-month Interest Period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (c) or (d), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBO Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21(a).

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Term Loan, as the case may be, 3.75% per annum with respect to ABR Loans and 4.75% per annum with respect to Eurodollar Loans.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) sales of inventory and dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, (ii) sales and dispositions of obsolete or worn out property and (iii) sales and dispositions otherwise permitted under Section 6.06 (other than Section 6.06(b), (g) or (q)) by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interest of any Subsidiary of Borrower, in each case, to any Person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary, and in any event excluding Casualty Events and equity issuances by Borrower.

“Asset Sale Threshold” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent (including electronic documentation generated by ClearPar, Markitclear or other electronic platform). To the extent approved by the Administrative Agent, an Assignment and Assumption may be electronically executed and delivered via an electronic settlement system acceptable to the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and/or substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction; provided that Attributable Indebtedness in respect of the Sale and Leaseback Transaction set forth on Schedule 1.01(a) hereto shall be excluded.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time.

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.01.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City or Chicago, Illinois are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (a) all expenditures made directly or indirectly by Borrower and its Subsidiaries during such period that should be capitalized under GAAP for property, plant and equipment and other fixed assets, including, without limitation, capitalized software development costs, but in each case excluding purchase price payments with respect to any Permitted Acquisition, minus (b) Net Cash Proceeds of Asset Sales received which (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of this Agreement and (ii) are included in amounts capitalized above, minus (c) proceeds of insurance policies and condemnation awards or similar awards (or payments in lieu thereof) or damage recovery proceeds or other settlements related to a Casualty Event received which (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of this Agreement and (ii) are included in amounts capitalized above, minus (d) to the extent included in amounts capitalized above, expenditures to the extent financed with (i) cash indemnity payments or third party reimbursements received during such period or (ii) trade-ins of property, plant and equipment disposed of in a manner permitted by this Agreement, minus (e) to the extent included in expenditures, non-cash adjustments representing asset write-ups due to the application of recapitalization accounting or purchase accounting.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on the date hereof), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (as in effect on the date hereof).

“Capital Requirements” shall mean, as to any Person, any matter, directly or indirectly, (a) regarding capital adequacy, capital ratios, capital requirements, the calculation of such Person’s capital or similar matters, or (b) affecting the amount of capital required to be obtained or maintained by such Person or any Person controlling such Person (including any direct or indirect holding company), or the manner in which such Person or any Person controlling such Person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that Borrower shall have deposited with the Collateral Agent for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon. “Cash Collateralize” shall have the correlative meaning.

“Cash Equivalents” shall mean, as of any date of termination and as to any Person, any of the following (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any political subdivision, agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States or any political subdivision of any such state or any public instrumentality thereof (provided that the full faith and credit of such state is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any Person meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such Person, (f) investments in money market funds that invest substantially all of such funds’ assets in the Cash Equivalents described in clauses (a) through (e) above, (g) demand deposit accounts maintained in the ordinary course of business; and (h) in the case of any Foreign Subsidiary, (i) investments of the type and (to the extent applicable) maturity described in clauses (a) through (g) above of (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (c) or (e) above, if applicable, or equivalent ratings from comparable foreign rating agencies or (ii) investments of the type and maturity (to the extent applicable) described in clauses (a) through (g) above of (or maintained with) a foreign obligors (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in subclause (i) of this clause (h) but which are, in the reasonable judgment of Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors).

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) cash interest income received by Borrower and its Subsidiaries for such period.

“Cash Offset Amount” shall mean, at any time, the lesser of (a) the aggregate amount of Unrestricted Cash at such time and (b) $15,000,000; provided that if Borrower elects, by written notice to the Administrative Agent in accordance with the requirements of Section 8.03, to increase Consolidated EBITDA by adding an amount equal to the Cure Amount received by it to Consolidated EBITDA for the Test Period ending on the last day of the Cure Quarter to which such Cure Amount relates and to each subsequent Test Period which includes such Cure Quarter in connection with any determination of compliance with the Financial Covenant, then for purposes of calculating the Cash Offset Amount in connection with any such determination of the Total Leverage Ratio for any Test Period that includes a Cure Quarter, the amount of such Cure Amount shall be subtracted from Unrestricted Cash in the determination of the Cash Offset Amount relating to such Cure Quarter and for such Test Period.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Casualty Event Excess Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.10(e)(i).

“Casualty Event Threshold” shall have the meaning assigned to such term in Section 2.10(e)(i).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“CFC” shall have the meaning assigned to such term in Section 5.11(b).

A “Change in Control” shall be deemed to have occurred if:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower representing more than 35% of the voting power of the total outstanding Voting Stock of Borrower; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of (x) the Permitted Holders or (y) the members of the Board of Directors of Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Claim” shall have the meaning assigned to such term in Section 10.03(b).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment,

Term Loan Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.19 or Section 2.20, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean April 23, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 10.01(b).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of April 3, 2013.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, but excluding (a) cash and Cash Equivalents, (b) assets associated with Hedging Agreements and (c) prepaid income taxes.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities (excluding deferred taxes and taxes payable) of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans and other long term liabilities, and accrued interest thereon) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, but excluding liabilities associated with Hedging Agreements.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent deducted in determining such Consolidated Net Income and without duplication:

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) recapitalization accounting or purchase accounting related adjustments (including the reduction of revenue from any write-down of deferred revenue);

(f) the aggregate amount of (i) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, (ii) all other non-cash charges reducing Consolidated Net Income for such period (including non-cash equity compensation and non-cash charges due to the application of FASB Accounting Standards Codification) and (iii) cash and non-cash charges resulting from the application of FASB ASC rules relating to the grant, exercise or other measurement of equity related incentives, FASB ASC 350 (relating to changes in accounting for the amortization of goodwill and certain other intangibles), FASB ASC 360 (relating to the write-down of long-lived assets) and FASB ASC 805 (including with respect to earn-outs incurred by Borrower or any of its Subsidiaries in connection with any Permitted Acquisition);

(g) the amount of (i) any permitted management, consulting, transaction and advisory fees, related expenses and indemnification payments paid to the Permitted Holders (or their respective Affiliates or management companies) or accrued, and (ii) directors fees paid to directors of Borrower; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (g) shall not exceed $1,000,000 for any four consecutive fiscal quarter period;

(h) expenses and payments that are covered by indemnification or purchase price adjustment provisions in any agreement entered into by Borrower or any of its Subsidiaries in connection with any proposed or actual Permitted Acquisition;

(i) fees, premiums, expenses and other costs (including audit fees) related to, or incurred in connection with, (i) the Transactions (including to fund any upfront fees or original issue discount); provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (i)(i) shall not exceed $24,500,000 over the term of this Agreement, (ii) the Specified Transaction, to the extent such fees, premiums, expenses and other costs were incurred prior to the Closing Date, (iii) any Permitted Acquisition (including cash-stay bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Acquisition), Investments (other than Permitted Acquisitions), dispositions (to the extent such fees, costs and expenses related to, or incurred in connection with, dispositions were not incurred in the ordinary course of business), issuance of debt or equity (whether or not consummated), and/or the Hedging Agreements contemplated by Section 5.10 and (iv) other acquisitions which would reasonably be expected to have (if consummated) satisfied the requirements set forth in the definition of “Permitted Acquisition”, except to the extent they are not consummated; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (i)(iv) shall not exceed $1,500,000 for any four consecutive fiscal quarter period;

(j) (i) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring and integration activities (including, without limitation, inventory optimization programs) and other business optimization expenses (including software development costs), transition costs and costs related to the closure or consolidation of facilities or offices and curtailments, consulting fees, signing costs, non-recurring retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans and new systems design and implementation costs) associated therewith and (ii) for calculations made on a Pro Forma Basis in connection with any Permitted Acquisition, Investment, Asset Sale or other disposition or discontinued line of business or operations, cost savings, operating expense reductions, synergies and adjustments attributable to such transaction, in each case relating to actions implemented or to be implemented within one year of the date of the applicable event that are supportable and quantifiable by the underlying account records of such business, as certified by a Financial Officer; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (j) for any four consecutive fiscal quarter period shall not exceed in the 10% of Consolidated EBITDA for such period (determined prior to giving effect to this clause (j);

(k) all losses during such period resulting from the sale, retirement or disposition of any asset outside the ordinary course of business;

(l) fees, costs and expenses paid in cash in connection with the repayment of debt to Persons that are not Affiliates of Borrower or any of its Subsidiaries;

(m) the unamortized fees, costs and expenses relating to the repayment of debt;

(n) Insurance Loss Addbacks; provided, that if any amounts added back to Consolidated EBITDA pursuant to this clause (n) are not received by Borrower within the one-year period referred to in the definition of “Insurance Loss Addback”, such amounts shall be subtracted from Consolidated EBITDA in the subsequent calculation period;

(o) [Reserved];

(p) any expense deducted in calculating Consolidated Net Income for such period and reimbursed or advanced (including through a purchase price adjustment) during such period or an earlier period (if not added back to Consolidated EBITDA in any earlier period) by third parties (other than Borrower and its Subsidiaries);

(q) the aggregate amount of expenses or losses incurred by Borrower or one of its Subsidiaries relating to business interruption to the extent covered by insurance and (i) actually reimbursed or otherwise paid to Borrower or such Subsidiary or (ii) so long as such amount is reasonably expected to be received by Borrower or such Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss; provided, in the case of this clause (q)(ii), that (1) the aggregate amount added back to Consolidated EBITDA pursuant to this clause (q)(ii) shall not exceed $1,500,000 for any four consecutive fiscal quarter period and (2) if not so reimbursed or received by Borrower or such Subsidiary within such one-year period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period;

(r) costs, fees and expenses related to the administration of this Agreement and the other Loan Documents and paid or reimbursed to the Administrative Agent, Collateral Agent or any of the Lenders or other third parties paid or engaged by the Administrative Agent, Collateral Agent or any of the Lenders (including, and together with, S&P and Moody’s in order to comply with the terms of Section 5.14);

(s) any extraordinary (as interpreted under GAAP) or non-recurring expenses or charges incurred during such period; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (s) shall not exceed $1,000,000 for any four consecutive fiscal quarter period; and

(t) solely for purposes of determining compliance with the Financial Covenant for purposes of Section 6.10 in respect of any period which includes a Cure Quarter, the Cure Amount in connection with an Equity Cure Contribution in respect of such Cure Quarter; and

(y) subtracting therefrom, in each case, only to the extent included in determining Consolidated Net Income for such period and without duplication:

(1) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) during such period;

(2) software development costs that were capitalized during such period that are of a type that are required to be expensed in accordance with GAAP (as in effect on the date hereof);

(3) recapitalization accounting or purchase accounting related adjustments;

(4) all gains during such period resulting from the sale or disposition of any asset outside the ordinary course of business;

(5) any gains on extinguishment of debt;

(6) all payments and reversals that reduce any reserve that was accrued in a prior period (but only to the extent amounts in respect of such accrual were added back in determining Consolidated EBITDA pursuant to clause (f)(ii) above during such prior period); and

(7) and any extraordinary or non-recurring gains or credits received during such period.

Consolidated EBITDA for the fiscal quarters ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012 shall be deemed to be $12,495,000, $13,575,000, $12,513,000 and $13,908,000; respectively.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a (1) Pro Forma Basis to give effect to any Permitted Acquisition, Asset Sales or other dispositions (other than any dispositions in the ordinary course of business), and discontinued line of business or operations, in each case, consummated (or which economic effects occur or are implemented) at any time on or after the first day of the Test Period and prior to the date of determination as if any such Permitted Acquisition, Asset Sale, other disposition and/or discontinued line of business or operations (or, if applicable, economic effect) had been effected on the first day of such period and (2) to give pro forma effect to reasonably expected savings in operating expenses relating to head count reductions which are deemed permanent under the then-current circumstances as if such head count reductions had occurred on the first day of each such period, such adjustment to be contemplated to be permanent absent a change in circumstances, certified by the chief financial officer (or equivalent officer) of Borrower to be in good faith and reasonably acceptable to the Administrative Agent.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness (net of the Cash Offset Amount) and all LC Exposure of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (a) Indebtedness of the type described in clause (i) of the definition thereof shall be limited to the extent of amounts actually due and outstanding and (b) if Borrower elects, by written notice to the Administrative Agent in accordance with the requirements of Section 8.03, to increase Consolidated EBITDA by adding an amount equal to the Cure Amount received by it to Consolidated EBITDA for the Test Period ending on the last day of the Cure Quarter to which such Cure Amount relates and to each subsequent Test Period which includes such Cure Quarter in connection with any determination of compliance with the Financial Covenant, then for purposes of calculating Consolidated Indebtedness in connection with any determination of Consolidated Indebtedness that includes a Cure Quarter, if any Indebtedness has been repaid or prepaid during such Test Period, an amount equal to the amount of the Cure Amount relating to such Cure Quarter (or, if less, the amount of such Indebtedness actually repaid or prepaid) shall be deemed not to have been so repaid or prepaid and shall be treated as still outstanding and included as Consolidated Indebtedness for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period;

(g) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) of the definition of “Indebtedness” for such period;

provided that (i) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other closing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisitions, Asset Sales or other dispositions (other than any dispositions in the ordinary course of business), and discontinued line of business or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any Person (other than a Subsidiary of Borrower) in which any Person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(b) the net income of any Subsidiary of Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement and any other Loan Document), instrument or Legal Requirement applicable to that Subsidiary during such period (unless such restriction has been waived), except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Asset Sale or other disposition by Borrower or any of its Subsidiaries;

(d) gains and losses due solely to (i) fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period or (ii) the cumulative effect of any change in accounting principles;

(e) earnings or charges resulting from any reappraisal, revaluation or write-up or write-down of assets; and

(f) unrealized gains and losses, and the impact of any revaluation, with respect to Hedging Obligations for such period.

“Consolidated Tax Expense” shall mean, for any period, federal, state, local and foreign income and franchise taxes (including, without limitation, medical device taxes and other similar governmental levies) of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean, collectively, each deposit account control agreement by and between any Loan Party, the Collateral Agent and the applicable depositary bank, pursuant to which the Collateral Agent shall be deemed to have “control” of the deposit account of such Loan Party for purposes of Section 9-104(a)(2) of the New York Uniform Commercial Code.

“Credit Extension” shall mean, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for hereunder (including any increases in such facilities pursuant to Section 2.19 or extension of such facilities pursuant to Section 2.20).

“Cumulative Amount” shall mean, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) the portion of Excess Cash Flow, determined on a cumulative basis for all fiscal years of Borrower commencing with the fiscal year ended December 31, 2013, that was not required to be applied to prepay Term Loans pursuant to Section 2.10(f); plus

(b) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Borrower after the Closing Date that have been contributed as a capital contribution to Borrower, or otherwise received by Borrower in respect of the issuance of Qualified Capital Stock by Borrower, but excluding (i) any Net Cash Proceeds received by Borrower and applied as an Equity Cure Contribution and (ii) any Net Cash Proceeds received by Borrower from any such sale or issuance by Borrower of its Equity Interests upon exercise of any warrant or option to directors, officers or employees of any Company; minus

(c) the aggregate amount of the Cumulative Amount that has been utilized in a manner permitted hereunder on or prior to the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Cumulative Amount Utilization Requirements” shall mean, with respect to any use of the Cumulative Amount permitted hereunder, that:

(a) immediately prior and after giving effect thereto, no Default then exists or would immediately result therefrom;

(b) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with the Financial Covenant as of the most recent Test Period;

(c) after giving effect to such transaction on a Pro Forma Basis, the Total Leverage Ratio of Borrower and its Subsidiaries does not exceed 2.50:1.00 (or, in the case of any use of the Cumulative Amount pursuant to Section 6.11(b), 3.50:1.00); and

(d) Borrower’s Liquidity shall be not less than $10,000,000 both before and immediately after giving effect to such usage of the Cumulative Amount.

“Cure Amount” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Expiration Date” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Quarter” shall have the meaning assigned to such term in Section 8.03(a).

“Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within one Business Day of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Borrower and such Lender related hereto, (b) notified Borrower, the

Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Borrower and such Lender) and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its Properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 10.04(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to Borrower and each other Lender.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 180 days after the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 180 days after the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Disqualified Stock Issuance” shall mean the issuance or sale by Borrower or any of its Subsidiaries of any Disqualified Capital Stock after the Closing Date.

“Dissolving Immaterial Subsidiary” shall have the meaning assigned to such term in Section 5.11(c).

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such Person outstanding (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights or plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Effective Yield” shall mean, as to any tranche of term loans (including, without limitation, the Term Loans), the effective yield on such tranche of term loans, as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, interest rate benchmark floors and all fees, including recurring, up-front or similar fees or original issue discount (amortized over four years following the date of incurrence thereof; provided, that if the stated maturity date of a new tranche of term loans is less than four years from the date of determination, then the “Effective Yield” for such tranche of term loans shall be determined using an assumed amortization period equal to the actual remaining life to maturity of such tranche) payable generally to the lenders making such tranche of term loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the lenders thereunder.

“Eligible Assignee” shall mean any person that meets the requirements to be an assignee under Section 10.04(b) (subject to such consents, if any, as may be required under Section 10.04(b)); provided, that an “Eligible Assignee” shall in no event include Borrower or any of its Affiliates.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (b) any violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future laws, statutes, ordinances, regulations, rules, orders, judgments, consent orders, consent decrees, code or other binding requirements of Governmental Authorities, and the common law, relating to protection of public health from environmental hazards, protection of the Environment, the Release or threatened Release of Hazardous Material, protection of natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, consent or other authorization required under any Environmental Law.

“Equity Cure Contribution” shall have the meaning assigned to such term in Section 8.03(a).

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;

(i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Debt Service and other payments of Indebtedness with Internally Generated Funds (including, without limitation, related fees, to the extent paid in cash and to the extent such payments are permitted hereunder) of Borrower and its Subsidiaries for such Excess Cash Flow Period (so long as not deducted under Section 2.10(f)(ii));

(b) any prepayments of Term Loans with Internally Generated Funds pursuant to Section 2.10(c) or (e) during such Excess Cash Flow Period, in each case to the extent the Net Cash Proceeds of the applicable Asset Sale or Casualty Event increased Consolidated EBITDA for such Excess Cash Flow Period;

(c) Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash with Internally Generated Funds;

(d) Capital Expenditures that Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;

(e) the aggregate amount of payments made in cash during such Excess Cash Flow Period (other than Capital Expenditures) and capitalized in accordance with GAAP during such Excess Cash Flow Period;

(f) taxes of Borrower and its Subsidiaries (and including penalties and interest on such taxes) that were paid in cash during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established;

(g) the absolute value of, if negative, (i) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (ii) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h) losses excluded from the calculation of Consolidated Net Income by operation of clause (c) of the definition thereof that are paid in cash during such Excess Cash Flow Period;

(i) all non-cash credits included in determining the Consolidated Net Income for such period;

(j) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period;

(k) the aggregate amount of cash items added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period to the extent paid in cash by Borrower and its Subsidiaries during such period;

(l) cash expenses for any stock compensation or other stock-related charges permitted hereunder;

(m) (i) cash payments from Internally Generated Funds (including without limitation purchase price, purchase price adjustments, earn-out payments and indemnity payments) in respect of Permitted Acquisitions and other Investments and (ii) to the extent not deducted in determining Consolidated Net Income for such period, an amount paid by Borrower and its Subsidiaries during such period that is reimbursable by the seller, or other unrelated third party, in connection with a Permitted Acquisition or other Investment;

(n) any Insurance Loss Addback for such period;

(o) payments in connection with Hedging Agreements;

(p) cash fees and expenses relating to the Loans and Letters of Credit;

(q) the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the current Excess Cash Flow Period to the extent paid in cash by Borrower and its Subsidiaries during such Excess Cash Flow Period;

(r) [Reserved];

(s) [Reserved]; and

(t) the aggregate amount of Dividends made by Borrower in cash from Internally Generated Funds during such period and permitted to be made under Section 6.08, other than any such Dividends (or the portion thereof) made using the Cumulative Amount;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) if positive, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) to the extent any permitted Capital Expenditures referred to in clause (d) above (x) do not occur in the Excess Cash Flow Period specified in the certificate of Borrower provided pursuant to clause (d) above or (y) are paid for with any source of funds other than Internally Generated Funds, such amounts of Capital Expenditures;

(iii) to the extent any cash payments in respect of any Investment (including any Permitted Acquisition) were deducted in a prior Excess Cash Flow Period pursuant to clause (m) of this definition, the return on such Investment actually received in cash upon the Borrower or the applicable Subsidiary’s exit of such Investment, to the extent not included in Consolidated Net Income for such Excess Cash Flow Period and in an aggregate amount not to exceed, with respect to any particular Investment, the amount deducted in the prior Excess Cash Flow Period in respect thereof;

(iv) income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c) or (e));

(v) to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period;

(vi) cash items of income during such period not otherwise included in calculating Consolidated EBITDA; and

(vii) to the extent any Insurance Loss Addback was deducted in the prior Excess Cash Flow Period, and any insurance or indemnity recovery is received in respect thereof in the Current Excess Cash Flow Period, the amount of such indemnity or insurance recovery.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition consummated during such Excess Cash Flow Period, (1) the Consolidated EBITDA of a Target of any Permitted Acquisition shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition and (2) for the purposes of calculating Net Working Capital, the (A) total assets of a Target of such Permitted Acquisition (other than cash and Cash Equivalents, assets associated with Hedging Agreements and prepaid income taxes), as calculated as at the date of consummation of the applicable Permitted Acquisition, which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition has been consummated) and (B) the total liabilities (excluding deferred taxes and taxes payable) of Borrower and its Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, but excluding liabilities associated with Hedging Agreements (assuming, for the purpose of this clause (B), that such Permitted Acquisition has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be deemed included at the beginning of such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (a) the period beginning on July 1, 2013 and ending on December 31, 2013 and (b) each fiscal year of Borrower thereafter.

“Excess Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Perfection Action” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Swap Obligations” means, with respect to any Subsidiary Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unenforceable under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason not to constitute an Eligible Guarantor.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed by the United States, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an Eligible Assignee pursuant to a request by Borrower under Section 2.16), any United States federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of assignment or designation of a new lending office, to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any United States federal withholding Taxes under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21(a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Notes” shall have the meaning assigned to such term in the recitals hereto.

“Existing Notes Indenture” shall have the meaning assigned to such term in the recitals hereto.

“Existing Notes Trustee” shall have the meaning assigned to such term in the recitals hereto.

“Existing Notes Supplemental Indenture” shall have the meaning assigned to such term in the recitals hereto.

“Extending Lenders” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Extension Offer” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Request Class” shall have the meaning assigned to such term in Section 2.20(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the latest of the Revolving Maturity Date and the Term Loan Maturity Date.

“Financial Covenant” shall have the meaning assigned to such term in Section 6.10.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Repatriation Amount” shall mean the Net Cash Proceeds of any Asset Sale, Debt Issuance, Disqualified Stock Issuance, or Casualty Event received in respect of any assets, Indebtedness or Disqualified Stock of a Foreign Subsidiary giving rise to a prepayment event pursuant to Sections 2.10(c), (d) or (e), or any portion of any required prepayment under Section 2.10(f) with Excess Cash Flow that is attributable to a Foreign Subsidiary.

“Foreign Repatriation Loss” shall have the meaning assigned to such term in Section 2.10(h).

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Foreign Target” shall mean any Target organized or located, as the case may be, outside the United States and which does not become Loan Party and pledge its Collateral upon the consummation of the applicable Permitted Acquisition.

“Foreign Target Acquisition Consideration” shall mean, with respect to any Permitted Acquisition involving any Foreign Target where the Acquisition Consideration in respect of a Foreign Target or assets located outside of the United States represents more than 10% of the total Acquisition Consideration for such Permitted Acquisition, the total Acquisition Consideration used to finance the portion of the purchase price of such Permitted Acquisition attributable to such Foreign Target or foreign assets.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances in any form, subject to regulation under any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Immaterial Subsidiaries” means, at any date of determination, one or more Subsidiaries of Borrower which (a) individually and in the aggregate comprise less than 2.5% of (i) the consolidated total assets of Borrower and its Subsidiaries as set forth on the consolidated balance sheet of Borrower as of the most recent period for which financial statements were delivered, or were required to be delivered, pursuant to Section 5.01, (ii) the consolidated revenues of Borrower and its Subsidiaries as of the most recent four consecutive fiscal quarter period for which financial statements were delivered, or were required to be delivered, pursuant to Section 5.01 and (iii) Consolidated EBITDA as set forth on the Compliance Certificate as of the most recent four consecutive fiscal quarter period for which financial statements were delivered, or were required to be delivered, pursuant to Section 5.01, (b) is not the registered owner or licensor with respect to any Intellectual Property that is material to the business of the Companies and (c) have been designated as an Immaterial Subsidiary in an Officer’s Certificate delivered to the Administrative Agent. The Immaterial Subsidiaries existing on the Closing Date are as set forth on Schedule 1.01(b) hereto (the “Closing Date Immaterial Subsidiaries”).

“Increasing Lender” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Cap” shall mean, with respect to any Incremental Commitments, such amount as would not cause the Total Leverage Ratio (calculated after giving effect to the Incremental Commitments and the use of proceeds therefrom on a Pro Forma Basis (and assuming, in the case of any Incremental Revolving Commitments, the full utilization thereof)) as of such date to exceed 4.25:1.00 (it being understood that the Cash Offset Amount shall not include any amounts borrowed pursuant to the applicable drawing of Incremental Commitments when making such calculation).

“Incremental Commitments” shall mean, collectively, any Incremental Revolving Commitments and any Incremental Term Loan Commitments.

“Incremental Loan Amendment” shall have the meaning assigned to such term in Section 2.19(d).

“Incremental Loans” shall mean, collectively, any Incremental Revolving Loans and any Incremental Term Loans.

“Incremental Request” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Revolving Lender” shall have the meaning assigned to such term in Section 2.19(e).

“Incremental Revolving Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) purchase price adjustments or earn out obligations not yet due under the applicable acquisition documents and (iii) liabilities associated with customer prepayments and deposits); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) fair market value of such property as determined by such Person in good faith and (ii) the amount of Indebtedness secured by such Lien; (f) all Capital Lease Obligations and synthetic lease obligations of such Person to the extent classified as indebtedness under GAAP; (g) all Hedging Obligations to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP; (h) all Attributable Indebtedness of such Person; (i) all non-contingent obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor; provided that Indebtedness shall not include (x) accrued expenses, deferred rent, deferred taxes and deferred compensation and customary obligations under employment arrangements or (y) customary payables with respect to money orders or wire transfers.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Loss Addback” shall mean, with respect to any calculation period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by Borrower or one of its Subsidiaries in a subsequent calculation period and within one year of the date of the underlying loss.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all material provisions of the Insurance Policies, all material requirements of the issuer of any of the Insurance Policies and all material Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit D or such other form having terms (including subordination terms) satisfactory to the Administrative Agent.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made and (d) with respect to any Term Loan, the Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Funds” shall mean funds of Borrower and its Subsidiaries not constituting the proceeds of any Indebtedness (other than the Revolving Loans), Debt Issuance, Disqualified Stock Issuance, issuance of Equity Interests, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof, other than in the case of an Asset Sale only, any disposition of assets permitted by Section 6.06 (other than Section 6.06(b), (g) or (u)).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) Bank of America, N.A.; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $5,000,000, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the applicable Issuing Bank.

“LC Sub-Account” shall have the meaning assigned to such term in Section 2.18(i).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other Person that becomes a party hereto pursuant to an Assignment and Assumption (including pursuant to Section 2.19), other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any standby or documentary letter of credit or similar instrument issued by an Issuing Bank for the account of Borrower or any Subsidiary thereof pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (a) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (b) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any asset, any lien, mortgage, deed of trust, deed to secure debt, leasehold mortgage, leasehold deed of trust, leasehold deed to secure debt, pledge, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, in or on such asset, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease in and of itself be deemed a Lien

“Liquidity” shall mean, on any date, the sum of (a) the aggregate amount of cash and Cash Equivalents of Borrower and its Subsidiaries and (b) Revolving Commitments available on such date to be borrowed as Revolving Loans.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Administrative Agency Fee Letter, the Notes (if any) and the Security Documents.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its payment obligations under the Loan Documents, or (c) the rights and remedies or benefits available to or conferred upon the Lenders (including, for the avoidance of doubt, the Administrative Agent and the Collateral Agent on behalf of the Lenders) under the Loan Documents.

“Material Non-Public Information” shall mean information which is (a) not publicly available and (b) material with respect to Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.13.

“Moody’s” shall mean Moody’s Investors Service Inc.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company is then making or accruing an obligation to make contributions; (b) to which any Company has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) fees, costs and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, costs and expenses, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale) related or associated thereto; (ii) amounts provided as a reserve, in accordance with GAAP, against (1) any liabilities under any indemnification obligations, earn-out obligation, or purchase price adjustments associated with such Asset Sale or (2) any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 360 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 360 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale), and which is repaid or prepaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); provided that any proceeds of an Asset Sale of assets of a Foreign Subsidiary that are used to repay Indebtedness of a Foreign Subsidiary in connection with a mandatory prepayment under such Indebtedness due to such Asset Sale shall not constitute Net Cash Proceeds;

(b) with respect to any Debt Issuance or any issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all fees, costs and expenses incurred in connection with the collection or settlement of such proceeds, awards or other compensation in respect of such Casualty Event (including, with respect to any such Casualty Event, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Tendered Notes” shall have the meaning assigned to such term in the recitals hereto.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit I-1, I-2 or I-3.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 5.01(c).

“Notice of Redemption” shall have the meaning assigned to such term in the recitals hereto.

“Obligations” shall mean obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officers’ Certificate” shall mean a certificate executed by a Responsible Officer, each in his or her official (and not individual) capacity.

“OID” shall have the meaning assigned to such term in Section 2.19(a)(vi).

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise or property Taxes, charges (including fees and expenses to the extent incurred with respect to any such Taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.21(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit J-1 or any other form reasonably acceptable to the Collateral Agent, executed and delivered by Borrower on the Closing Date in favor of the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time by a Perfection Certificate Supplement or otherwise in accordance with this Agreement.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit J-2 or any other form reasonably acceptable to the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions by Borrower or any Subsidiary of Borrower for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) the acquisition of 100% (including by merger or consolidation) of the Equity Interests (other than directors’ qualifying shares) of any Person that becomes a Subsidiary after giving effect such transaction; or (c) merger or consolidation or any other combination with any Person (so long as a Loan Party, to the extent such Loan Party is a party to such transaction, is the surviving entity); provided that each of the following conditions shall be met or the Required Lenders have otherwise consented in writing thereto:

(i) immediately prior and after giving effect thereto, no Default then exists or would immediately result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (1) Borrower shall be in compliance with the Financial Covenant as of the most recent Test Period and (2) the Total Leverage Ratio shall not exceed 4.25:1.00;

(iii) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.15 and shall be free and clear of any Liens, other than Permitted Liens, and the Loan Parties and any newly created or acquired Subsidiary shall comply with the requirements of Section 5.11 and Section 5.12 (within the time frames specified therein);

(iv) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(v) all transactions in connection therewith shall be consummated in all material respects, in accordance with all material applicable Legal Requirements;

(vi) with respect to any transaction involving Acquisition Consideration of more than $20,000,000, Borrower shall have provided the Administrative Agent, for the benefit of the Lenders, with (1) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if received by Borrower) and unaudited financial statements thereof for the most recent interim period which are available, (2) to the extent prepared by any Company or by any other Person engaged by any Company and not subject to any confidentiality restrictions which would prevent such Quality of Earnings report from being disseminated to the Lenders, a Quality of Earnings report with respect to the Person or business to be acquired and (3) a copy of the applicable acquisition agreement;

(vii) the aggregate amount of Foreign Target Acquisition Consideration over the term of this Agreement shall not exceed the sum of (1) $5,000,000, plus (2) cash and Cash Equivalents of any Subsidiary of Borrower that is a Foreign Subsidiary; plus (3) the Cumulative Amount; provided that the Cumulative Amount Utilization Requirements are satisfied as of the date any such Foreign Permitted Acquisition is consummated

(viii) any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Final Maturity Date; and

(ix) at least three Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed calculations showing such compliance).

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Holders” shall mean Michael Ferro, Michael W. Ferro, Jr., Merrick RIS, LLC or their respective Controlled Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees, costs and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean (a) (i) on a basis in accordance with GAAP and Regulation S-X or (ii) recommended by any due diligence quality of earnings report conducted by financial advisors (reasonably acceptable to the Administrative Agent) retained by Borrower and (b) subject to clause (j) of the definition of Consolidated EBITDA thereof, with respect to any Permitted Acquisition, Investment, Asset Sale or other disposition or discontinued line of business or operations, reflecting the adjustments set forth therein.

“Projections” shall have the meaning assigned to such term in Section 3.14.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Lenders” shall mean Lenders that do not wish to receive Material Non-Public Information.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property used or useful in the business of such Person, or the cost of installation, construction, repair or improvement of any property and any refinancing thereof; provided, however, that (a) such Indebtedness is incurred within one year after such acquisition, installation, construction, repair or improvement of such property by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement.

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 (or such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Reinvestment Property” shall mean, with respect to the reinvestment of Excess Net Cash Proceeds or Casualty Event Excess Net Cash Proceeds pursuant to Section 2.10(c) or (e), as applicable, property that is (a) used or useful in the business of the Companies, as conducted in compliance with Section 6.15 and (b) except as set forth in the proviso below, owned by Borrower or another Loan Party; provided that Borrower or another Subsidiary may, in connection with any reinvestment, acquire property (including any Person) organized or located, as the case may be, outside of the United States (“Foreign Reinvestment Assets”), but only (i) to the extent the Excess Net Cash Proceeds or Casualty Event Excess Net Cash Proceeds, as applicable, were derived from the disposition of property (including any Person) organized or located outside of the United States or (ii) if the portion of the purchase price attributable to such Foreign Reinvestment Assets does not exceed 10% of the total purchase price of all assets acquired in connection with such reinvestment.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant fixtures and equipment.

“Recipient” shall mean the Administrative Agent, any Lender or any Issuing Bank, as applicable.

“Refinancing Transaction” shall mean the repurchase by Borrower of all of the outstanding Existing Notes pursuant to the Tender Offer and the Notice of Redemption and the entry by Borrower, certain Subsidiaries and the Existing Notes Trustee into the Existing Notes Supplemental Indenture.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Party” shall mean, with respect to any Person, (a) each Affiliate of such Person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling Persons of each of the foregoing, and (b) if such Person is an Agent, each other Person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 9.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material in, into, onto or through the Environment.

“Repricing Event” shall have the meaning assigned to such term in Section 2.10(j).

“Repricing Premium” shall have the meaning assigned to such term in Section 2.10(j).

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving and Term Loan Commitments; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Release or threat of Release of Hazardous Material into the Environment; (ii) prevent the Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I hereto, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $20,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b). Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean, subject to Section 2.20, the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties in respect of Treasury Management Obligations owed to any Secured Party.

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the Arranger, (d) the Lenders and (e) each counterparty to a Hedging Agreement or provider of services underlying any Treasury Management Obligations if, at the date of entering into such Hedging Agreement or such agreement governing the provision of any such Treasury Management Obligations, as applicable, such Person was an Agent or a Lender or an Affiliate of an Agent or a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit K among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11, in each case other than Excluded Property.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Control Agreements and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person determined on a going concern basis is greater than the total amount of liabilities, including contingent liabilities, of such Person , (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person is “solvent” within the meaning given to that term and similar terms under any United States federal or state laws relating to fraudulent transfers and conveyances . The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” shall have the meaning assigned to such term in Section 10.04(h).

“Specified Transaction” shall mean the potential sale or business combination of Borrower pursued by Borrower during the fourth fiscal quarter of 2012 referred to as Project Maple, the pursuit of which was disclosed by Borrower pursuant to a Form 8-K filed with the SEC on September 6, 2012 and the abandonment of which was disclosed by Borrower pursuant to a Form 8-K filed with the SEC on February 21, 2013.

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Subsidiary that is by its terms subordinated in right of payment to the Secured Obligations, as applicable; provided that such terms of subordination are reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person and in any event, including any other Person the accounts of which would be consolidated with such Person in accordance with GAAP as of the date of determination. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement pursuant to Section 5.11.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is reasonably acceptable to the Collateral Agent.

“Swap Termination Value” means, at any date and in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include any Lender).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $5,000,000, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean, with respect to the Swingline Lender, at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Target” shall mean any Person, business, division, subsidiary or assets acquired in any Permitted Acquisition.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings (including back up withholding) or other similar charges imposed by a Governmental Authority, including interest, fines, penalties or additions with respect to any of the foregoing.

“Tender Offer” shall have the meaning assigned to such term in the recitals hereto.

“Tendered Notes” shall have the meaning assigned to such term in the recitals hereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean (a) the term loans made by the Lenders to Borrower pursuant to Section 2.01(a) and (b) unless the context shall otherwise require, any Incremental Term Loans made pursuant to Section 2.19 after the Closing Date. Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Term Loan Commitment” shall mean, with respect to any Lender, (a) the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date in the amount set forth on Annex I hereto and (b) unless the context shall otherwise require, any Incremental Term Loan Commitments made pursuant to Section 2.19 after the Closing Date. The aggregate amount of the Lenders’ Term Loan Commitments as of the Closing Date is $255,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean, subject to Section 2.20, the date which is six years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

A “Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on (or, with respect to the compliance requirements set forth in clause (ii) of the definition of “Permitted Acquisition”, the definition of “Incremental Cap” or clause (b) or (c) of the definition of “Cumulative Amount Utilization Requirements”, as applicable, immediately prior to) such time.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Collateral Agent.

“Title Policy” shall mean, with respect to any Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first priority mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value (as determined in good faith by Borrower in consultation with the Collateral Agent) of such Mortgaged Property and fixtures, which policy shall be issued by the Title Company and be reasonably acceptable to Collateral Agent.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents; the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder and thereunder; the Refinancing Transaction, and the payment of all fees, costs and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transaction Documents” shall mean the Loan Documents and any agreements or documents relating to the Refinancing Transaction, including, for the avoidance of doubt, the Existing Notes Supplemental Indenture and the Notice of Redemption.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Management Obligations” shall mean (a) all arrangements for the delivery of treasury management services, (b) all commercial credit card and merchant card services and (c) all other banking products or services, other than Letters of Credit, in each case, to or for the benefit of any Loan Party.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of cash and Cash Equivalents held in accounts of Borrower and the Subsidiary Guarantors that are subject to a first priority lien in favor of the Collateral Agent pursuant to the Security Documents, to the extent that the use of such cash or Cash Equivalents for application to the payment of the Obligations is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Agent and other Liens permitted under Section 6.02(a), (b) or (l)).

“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person; provided however, in connection with the provisions of Section 5.11(b), “Voting Stock” shall be deemed to include Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulations Section 1.956-2(c)(2).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person collectively own 100% of the Equity Interests at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall mean, with respect to any Incremental Term Loans, (a) the Effective Yield applicable to such Incremental Term Loans, minus (b) the Effective Yield applicable to Term Loans, set forth in Section 2.06, minus (c) 50 basis points.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”) or by priority Class (e.g., a “First Lien Loan”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) all references to the knowledge of any Company or facts known by any Company shall mean actual knowledge of any Responsible Officer of such Person, and (h) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.” Any Responsible Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer on behalf of the applicable Loan Party and not in any individual capacity.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall promptly provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a) each Term Lender agrees, severally and not jointly, to make a Term Loan to Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment; and

(b) each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings in the aggregate outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account of Borrower as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d) Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the interest rate applicable to such Borrowing. If such Lender shall subsequently repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and any amounts previously so paid by Borrower shall be returned to Borrower.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end (i) in the case of a Eurodollar Revolving Loan, after the Revolving Maturity Date, or (ii) in the case of a Eurodollar Term Loan, the Term Loan Maturity Date, as applicable.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request for a Revolving Loan or a Term Loan shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(f) the location and number of Borrower’s account to which funds are to be disbursed; and

(g) that the conditions set forth in Sections 4.02(b) and (c) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans. (a) Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day) and is at least two Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I-1, I-2 or I-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) equal to 0.50% per annum of the average daily unused amount of each Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Administrative Agency Fee Letter (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”) equal to 0.20% per annum (or such other amount as is separately agreed upon in writing between Borrower and the Issuing Bank), as well as the Issuing Bank’s customary charges with respect to the administration, issuance, amendment, negotiation, renewal, payment or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date (or on such other dates as the Issuing Bank may from time to time agree), and (ii) on the date on which the Revolving Commitments terminate and no Letters of Credit remain outstanding. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor. All LC Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Other Fees. Borrower agrees to pay the Agents and the Arranger, for their own account, fees payable in the amounts and at the times separately agreed upon in writing between Borrower and the applicable Agents or the Arranger.

(e) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay (i) the Fronting Fees directly to the Issuing Bank, and (ii) the Fees provided under Section 2.05(d) directly to the Agents. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, (i) upon the occurrence and during the existence of an Event of Default under Section 8.01(a), (b), (g) or (h) or (ii) following the request of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, all Obligations shall be payable upon demand and shall, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clauses (a)-(c) of the definition of the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Termination and Reduction of Commitments. (a) Subject to the provisions of Section 2.19, the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of any other financing or the closing of any securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other financing or the closing of any such securities offering or other event, Borrower may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Amortization of Term Borrowings. (a) Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders, on each March 31, June 30, September 30 and December 31, beginning with September 30, 2013, or if any such date is not a Business Day, on the immediately following Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to 0.25% of the initial aggregate principal amount of such Term Loans (as adjusted from time to time pursuant to Section 2.10 and in connection with any Incremental Term Loans made pursuant to Section 2.19), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid in full in cash, all Term Loans shall be due and payable on the Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10 (including, if applicable, the Repricing Premium; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 or, if less, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments. (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and either (A) replace all outstanding Letters of Credit or (B) Cash Collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(g); provided that:

(i) no such prepayment shall be required under this Section 2.10(c) (A) with respect to the disposition of property which constitutes a Casualty Event, or (B) to the extent the Net Cash Proceeds of any such Asset Sales do not result in more than $1,000,000 (the “Asset Sale Threshold” and the Net Cash Proceeds in excess of the Asset Sale Threshold, the “Excess Net Cash Proceeds”) in Net Cash Proceeds in any fiscal year; provided that clause (B) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof;

(ii) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower (A) reinvests such proceeds in Qualified Reinvestment Property, or (B) commits to reinvest such proceeds in Qualified Reinvestment Property within 12 months after the date of receipt thereof and actually reinvests such proceeds within six months after entering into such commitment; provided that the Loan Parties shall comply with Sections 5.11 and 5.12 (within the time frames set forth therein) and with the applicable provisions of the Security Documents; and

(iii) if all or any portion of such Excess Net Cash Proceeds is not so reinvested within such 12-month period (as extended in accordance with clause (ii) above), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d) Debt Issuance or Preferred Stock Issuance; Equity Cure Contributions.

(i) Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance or Disqualified Stock Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(g) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(ii) Not later than five Business Days following the receipt of any Equity Cure Contribution in accordance with Section 8.03, Borrower shall make prepayments in accordance with Section 2.10(g) in an aggregate principal amount equal to the Cure Amount.

(e) Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(g); provided that:

(i) no such prepayment shall be required under this Section 2.10(e) to the extent such Net Cash Proceeds of any such Casualty Event do not result in more than $1,000,000 (the “Casualty Event Threshold” and the Net Cash Proceeds in excess of such Casualty Event Threshold, the “Casualty Event Excess Net Cash Proceeds”) in Net Cash Proceeds in any fiscal year;

(ii) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower (A) reinvests such proceeds in Qualified Reinvestment Property, or (B) commits to reinvest such proceeds in Qualified Reinvestment Property within 12 months after the date of receipt thereof and actually reinvests such proceeds within six months after entering into such commitment; provided the Loan Parties shall comply with Sections 5.11 and 5.12 (within the time frames set forth therein) and with the applicable provisions of the Security Documents; and

(iii) if all or any portion of such Casualty Event Excess Net Cash Proceeds is not so reinvested within such 12-month period (as extended in accordance with clause (ii) above), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f) Excess Cash Flow. No later than 10 Business Days after the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), Borrower shall make prepayments in accordance with Sections 2.10(g) in an aggregate principal amount equal to (i) (x) 50% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is greater than or equal to 3.00:1.00, (y) 25% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is less than 3.00:1.00 but greater than 2.00:1.00 and (z) 0% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is less than or equal to 2.00:1.00, less (ii) any voluntary prepayments of Term Loans, and any voluntary prepayments of Revolving Loans and Swingline Loans to the extent accompanied by corresponding permanent reductions in the Revolving Commitments, during such Excess Cash Flow Period, other than in each case voluntary prepayments funded with the proceeds of Indebtedness (other than Revolving Loans).

(g) Application of Prepayments.

(i) Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(g)(iii), subject to the provisions of this Section 2.10(g)(i). Any prepayments of Term Loans pursuant to Section 2.10(a) shall be applied as directed by Borrower; provided, that any such optional prepayment shall be applied pro rata (in accordance with the respective outstanding principal amounts thereof) to each Class of Term Loans then oustanding. Any prepayments pursuant to Section 2.10(c)-(f) shall be applied (1) first to reduce scheduled payments required under Section 2.09(a) in direct order of maturity with respect to the unpaid installments due on the next four Term Loan Repayment Dates occurring following such prepayment, (2) second on a pro rata basis among the payments remaining to be made on each Term Loan Repayment Date, and (3) third to the prepayment of outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments).

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.

(iii) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (1) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (2) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (3) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked or delayed in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(h) Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Term Loans, any Term Loan Lender may waive, by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive the amount of such mandatory prepayment of the Term Loans, (ii) if any Term Loan Lender elects to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans of such Lender shall be offered by Borrower to the remaining non-waiving Term Loan Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Term Loans, (iii) if and to the extent any such non-waiving Term Loan Lender does not elect by written notice to Borrower and the Administrative Agent within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Term Loan Lender shall be deemed to have rejected such offer and (iv) the balance, if any, shall be retained by Borrower.

(i) Notwithstanding any other provisions of this Section 2.10, (i) to the extent that all or any portion of any Foreign Repatriation Amount is prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Foreign Repatriation Amount so affected will not be required to be applied to repay Obligations at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary for so long, but only for so long, as the applicable local Law will not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local Law to permit such repatriation), and once such repatriation of any of such affected Foreign Repatriation Amount is permitted under the applicable local Law, such repatriation will be promptly effected and such repatriated Foreign Repatriation Amount will be promptly (and in any event, not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result of such repatriation) to the repayment of the Obligations pursuant to this Section 2.10 to the extent provided herein and (ii) to the extent that Borrower has determined in good faith that repatriation of all or any portion of the Foreign Repatriation Amount would have a material adverse tax cost (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) (the amount of such material adverse tax cost, the “Foreign Repatriation Loss”), the amount of the prepayment required under Sections 2.10(c), (d), (e) or (f), as applicable, shall be reduced by the Foreign Repatriation Loss.

(j) Soft Call Protection. (i) Any prepayment with respect to all or any portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an Effective Yield less than the Effective Yield applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to this Agreement that, directly or indirectly, reduces the Effective Yield applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest rate margins in a manner consistent with generally accepted financial practice based on an assumed four year life to maturity) (any such event described in clause (i) or (ii), a “Repricing Event”) shall be accompanied by a prepayment premium equal to 1% of the amount of such Term Loans repaid or repriced (the “Repricing Premium”), if such repayment or repricing is effected on or prior to the one year anniversary of the Closing Date; provided, however, that in no event shall a Repricing Event include any repayment or conversion of Term Loans in connection with a Change in Control. Any such determination by the Administrative Agent as contemplated by the preceding sentence shall be conclusive and binding on Borrower and all Lenders, absent manifest error.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that Borrower may revoke any such Borrowing Request (without penalty) prior to such Borrowing upon written notice to the Administrative Agent.

Section 2.12 Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subjects any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, principal, letters of credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to indicate the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f) For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of the acceleration of the Obligations following an Event of Default in accordance with the terms of this Agreement), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Revolving Loan or Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate plus the Applicable Margin (together with any interest payable at the Default Rate, if then applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn: Merge Healthcare Incorporated Account Manager, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans to any Eligible Assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 10.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes; provided that if any Indemnified Taxes shall be required by applicable Legal Requirements to be deducted or withheld from such payments, then (i) the sum payable by the relevant Loan Party shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15), the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the relevant Loan Party, if applicable, shall make such deductions, reductions or withholdings and (iii) the relevant Loan Party, if applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent reimburse it for payment of, any Other Taxes.

(c) Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority, Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for any incremental Taxes or expenses that may become payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, as a result of any such failure.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Legal Requirements, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in the remainder of Section 2.15(f) and Section 2.15(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish to Borrower and the Administrative Agent either (1) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form), (2) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or successor form), (3) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8EXP (or successor form) or (4) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8IMY (or successor form) (with any required attachments), certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form), Form W-8EXP (or successor form) or Form W8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” within the meaning of Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” substantially in the form of Exhibit L if it is furnishing a Form W-8BEN to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Any Lender that is not a Foreign Lender shall (i) furnish to Borrower and the Administrative Agent two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form), or shall otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new From W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(g) If a payment made to a Lender hereunder may be subject to U.S. federal withholding tax under FATCA, such Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent, such documentation prescribed by applicable Legal Requirements and such additional documentation reasonably requested by Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(g), the term “FATCA” shall include any amendments to FATCA after the date hereof.

(h) If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other Person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Indemnified Taxes or Other Taxes had never been paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.12(e), (iii) any Lender is a Defaulting Lender, (iv) Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.15, (v) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that has received the written approval of the Required Lenders, or (vi) any Lender or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (1) such assignment shall not conflict with any applicable Legal Requirement, (2) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (3) Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any and including, for the avoidance of doubt, in the case of an transfer and assignment pursuant to clause (iv) with respect to any Lender failing to consent to an amendment of the type contemplated by Section 2.10(j)(ii), the Repricing Premium with respect to such Lender’s Term Loans) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to Section 2.16(a)), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 10.02(b)(i)-(xi) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (1) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans and the Revolving Exposure of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (2) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans and Revolving Exposure of other Lenders (but not to the Loans and Revolving Exposure of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Loans that are Revolving Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (2); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (1) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders; (2) if the reallocation described in clause (1) above cannot, or can only partially, be effected (as reasonably determined by the Administrative Agent), Borrower shall within three Business Days following notice by the Administrative Agent (x) prepay such Swingline Exposure of such Defaulting Lender and (y) Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding; (3) if Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this clause (iv), Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized; (4) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this clause (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (5) if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this clause (iv), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated; (v) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans that are Revolving Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by Borrower in accordance with clause (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with clause (iv)(1) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein). In the event that each of the Administrative Agent, the Issuing Bank and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment.

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Defaulted Loan” means the Loans of a Defaulting Lender; (iii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c). The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.17 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance, in whole or in part, an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall hand deliver or transmit by facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 11:00 a.m., New York City time, on the Business Day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan, the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c), and that the conditions set forth in Sections 4.02(b) and (c) are satisfied as of the date of the notice. Each Swingline Loan shall be disbursed (and maintained as) an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender, if any, or otherwise to an account as directed by Borrower in the applicable Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank). The Swingline Lender shall endeavor to fund each Swingline Loan by 3:00 p.m., New York City time, and shall in all events fund each Swingline Loan by no later than 5:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if, at the time of or immediately after giving effect to the Credit Extension contemplated by such request, a Default has occurred and is continuing or would immediately thereafter result therefrom. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $250,000 above such amount.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00p.m., New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender (i) may at any time in its discretion, and (ii) no less frequently than every five Business Days or as directed by the Administrative Agent from time to time on not less than one Business Day’s written notice to the Swingline Lender, shall by written notice given to the Administrative Agent (provided such notice requirements shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.17(d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this Section 2.17(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this Section 2.17(d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.17(d), as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section 2.17(d) shall not relieve Borrower of any default in the payment thereof.

(e) Resignation or Removal of the Swingline Lender. The Swingline Lender may resign as the Swingline Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower. Following such notice of resignation, the Swingline Lender may be replaced at any time by written agreement among Borrower (with Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans. Notwithstanding anything to the contrary in this Section 2.17(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

Section 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary, in each case to support payment and performance obligations incurred in the ordinary course of business by Borrower and its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved in writing by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the face amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Wholly Owned Subsidiaries (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that the provisions of this Section 2.18 shall apply in respect of all such applications. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $500,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.18(c) shall not prevent any Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.18(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii) If Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.18(e)(i), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the interest rate applicable to ABR Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (i) of this Section 2.18(e), then the Default Rate shall apply and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) prepayment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable decision) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is due, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is due to but excluding the date that Borrower reimburses such LC Disbursement, at the Default Rate. Interest accrued pursuant to this Section 2.18(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.18(i), Borrower shall deposit in an account designated by the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders (the “LC Sub-Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in paragraph (g) or (h) of Article VIII. Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article IX. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article IX, be promptly returned to Borrower (but in any event within ten Business Days) after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders or Affiliates of Revolving Lenders to act as an issuer of Letters of Credit under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank (which consent shall not be unreasonably withheld) and such Revolving Lender(s). Any Revolving Lender designated as an Issuing Bank pursuant to this Section 2.18(j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower. Following such resignation, the Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. Borrower acknowledges that any Letters of Credit issued hereunder by an Issuing Bank may not be accepted by certain beneficiaries. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

(m) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.19 Increases of the Commitments.

(a) Borrower may, not more than six times after the Closing Date, increase, at Borrower’s request to the Administrative Agent (each, an “Incremental Request”), the then effective aggregate principal amount of the Term Loan Commitments (“Incremental Term Loan Commitments” and the loans thereunder, “Incremental Term Loans”) and/or the Revolving Commitments (the “Incremental Revolving Commitments” and the loans thereunder, “Incremental Revolving Loans”); provided that:

(i) (A) the aggregate principal amount of all Incremental Commitments shall not exceed the Incremental Cap, (B) the aggregate principal amount of all Incremental Revolving Commitments shall not exceed $20,000,000 and (C) the aggregate principal amount of any requested Incremental Commitments pursuant to any Incremental Request shall be in a minimum amount of $5,000,000 in the case of any Incremental Revolving Commitments or $10,000,000 in the case of any Incremental Term Loan Commitments (in each case, or such lower amount that represents all remaining availability pursuant to this Section 2.19);

(ii) the proceeds of such Incremental Commitments shall be used solely for the purposes described in Section 3.12;

(iii) Borrower shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Administrative Agent in connection with such Incremental Commitments and at the time of the effectiveness of any such proposed Incremental Commitments;

(iv) (A) no Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Incremental Commitments and the application of proceeds therefrom and (B) after giving effect to such Incremental Commitments and the application of proceeds therefrom on a Pro Forma Basis (and assuming, in the case of any Incremental Revolving Commitments, the full utilization thereof), Borrower shall be in compliance with the Financial Covenant as of the most recent Test Period;

(v) (A) the Incremental Term Loans shall have a maturity date no earlier than the Term Loan Maturity Date and shall have a Weighted Average Life to Maturity no shorter than the Term Loans made under Section 2.02 and (B) the Incremental Revolving Commitments shall have a termination date no earlier than the Revolving Maturity Date;

(vi) if the weighted average interest rates applicable to the Incremental Term Loans or the Incremental Revolving Loans exceed the interest rates set forth for the existing Term Loans or Revolving Loans, as applicable, in Section 2.06 by more than 50 basis points, then the interest rates set forth in Section 2.06 with respect to the existing Term Loans or Revolving Loans, as applicable, shall increase by the Yield Differential (it being understood that any increase in the weighted average interest rates may (i) take the form of original issue discount (“OID”) or upfront fees, with such OID or upfront fees being equated to such interest margins in a manner determined by the Administrative Agent and consistent with generally accepted financial practice based on an assumed four-year life to maturity or (ii) be accomplished by a combination of an increase in the weighted average interest rates, OID and/or upfront fees); and

(vii) all other terms and conditions with respect to the Incremental Loans shall be reasonably satisfactory to the Administrative Agent (it being agreed that to the extent such terms and conditions are substantially identical to the terms and conditions with respect to the Term Loans made under Section 2.02, they shall be satisfactory) .

(b) Any request under this Section 2.19 shall be submitted by Borrower in writing to the Administrative Agent (which shall promptly forward copies to the Lenders). Borrower may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to provide any portion of the Incremental Commitments, which fees may be variable based upon the amount of Incremental Commitments which any such Lender is willing to provide. No Lender shall have any obligation, express or implied, to provide any Incremental Commitments. Only the consent of each Increasing Lender shall be required for any Incremental Commitments pursuant to this Section 2.19. No Lender which declines to provide any portion of the Incremental Commitments may be replaced with respect to its existing Term Loans and/or Revolving Commitment as a result thereof without such Lender’s consent.

(c) Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed Incremental Commitments that it is willing to assume (provided that any Lender not so responding within five Business Days (or such shorter period as may be specified by the Administrative Agent) shall be deemed to have declined such a request). Borrower may accept some or all of the offered amounts or designate new lenders that are reasonably acceptable to the Administrative Agent and, in the case of any Incremental Revolving Commitments, the Issuing Bank and the Swingline Lender, as additional Lenders hereunder in accordance with this Section 2.19 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the Incremental Commitments. The Administrative Agent, in consultation with Borrower, shall have discretion jointly to adjust the allocation of the Incremental Commitments among Increasing Lenders and New Lenders.

(d) Subject to the foregoing, any increase requested by Borrower shall be effective upon (i) delivery to the joinder to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, signed by a duly authorized officer of each New Lender; (2) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to the Administrative Agent, signed by a Financial Officer of Borrower; (3) an Officers’ Certificate of Borrower, in form and substance reasonably acceptable to the Administrative Agent; (4) to the extent requested by any New Lender or Increasing Lender, executed Notes issued by Borrower in accordance with Section 2.04(e); (5) an amendment (an “Incremental Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Increasing Lender (if any), each New Lender (if any) and the Administrative Agent; and (6) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) satisfaction on the effective date of the Incremental Loan Amendment of (1) each of the conditions specified in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the effective date of the Incremental Loan Amendment), and (2) such other conditions as the parties thereto shall agree. Notwithstanding anything to the contrary in Section 10.02, the Administrative Agent is expressly permitted, without the consent of the other Lenders (but subject to the consent of Borrower), to amend the Loan Documents (which may be in the form of an amendment and restatement) to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any extensions pursuant to this Section 2.19.

(e) Upon the effectiveness of any Incremental Revolving Commitments pursuant to this Section 2.20, (i) each Revolving Lender immediately prior to giving effect to such Incremental Revolving Commitments will automatically and without further act be deemed to have assigned to each Increasing Lender or New Lender providing a portion of any Incremental Revolving Commitments (each such Lender, an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitments be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Incremental Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.13. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

Section 2.20 Extension Offers.

(a) Borrower may on one or more occasions by written notice to the Administrative Agent make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to extend the maturity date applicable to such Class of Loans or Commitments, as applicable, pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Borrower (an “Extension Amendment”). Such notice shall set forth (i) the terms and conditions of the requested Extension Amendment and (ii) the date on which such Extension Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Amendments shall become effective only with respect to the Loans and Commitments of such Extension Request Class of the Lenders that accept the applicable Extension Offer.

(b) An Extension Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Amendment shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (iii) Borrower shall have delivered to the Administrative Agent an Officers’ Certificate of Borrower, in form and substance reasonably acceptable to the Administrative Agent and (iv) Borrower shall have delivered to the Administrative Agent any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Notwithstanding anything to the contrary in Section 10.02, the Administrative Agent is expressly permitted, without the consent of the other Lenders (but subject to the consent of Borrower), to amend the Loan Documents (which may be in the form of an amendment and restatement) to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any increases pursuant to this Section 2.20, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new Class of Loans and/or Commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, (A) except as otherwise agreed by the Issuing Bank and the Swingline Lender, respectively, the allocation of the participations hereunder in Letters of Credit and participations hereunder in Swingline Loans as between the commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new Class and the remaining Revolving Commitments and (B) without the prior written consent of the Issuing Bank, the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit of such Issuing Bank, may not be extended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references in this Article III to the Companies being referenced thereto after giving effect to the Transactions unless otherwise expressly stated) on the Closing Date and upon each Credit Extension thereafter that:

Section 3.01 Organization; Powers. Each Company (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Loan Documents and the Transaction Documents to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, the Credit Extensions contemplated by the Loan Documents, the other Transaction Documents and the transactions contemplated by such Transaction Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) registrations and filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions, with respect to which the failure to obtain or perform could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Legal Requirement except, individually or in the aggregate, where it could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults, consents, approvals or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents and Permitted Liens.

Section 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Administrative Agent and made available to the Lenders the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Borrower as of and for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012, audited by and accompanied by the unqualified opinion of BDO USA, LLP, independent public accountants. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of the dates and for the periods to which they relate, except as indicated in any notes thereto and, in the case of any such unaudited financial statements, the absence of footnote disclosures and audit adjustments. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

(b) No Material Adverse Effect. Since December 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Pro Forma Financial Statements. Borrower has heretofore delivered to the Administrative Agent and made available to the Lenders unaudited pro forma consolidated balance sheet and statements of operations and cash flows and pro forma EBITDA of Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2013 through December 31, 2017, and as of and for the seven fiscal quarters beginning with the fiscal quarter ending June 30, 2013 and ending with the fiscal quarter December 31, 2014, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed as of the Closing Date to be reasonable in light of then existing conditions and information reasonably available to management of Borrower prior to the Closing Date), it being recognized that such financial projections are only estimates and are not to be viewed as facts and are not a guarantee of financial performance, and that actual results may differ from the projected financial performance and that such differences may be material.

Section 3.05 Properties.

(a) Generally. Each Company has good and marketable title to, or valid leasehold interests in, all its property (other than Intellectual Property which is subject to Section 3.06) material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title, except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not, and could not be reasonably expected to result in a Material Adverse Effect.

(b) Real Property. Schedule 8 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the Closing Date and (ii) leased or subleased by any Loan Party, as lessee or sublessee, as of the Closing Date and describes the type of interest therein held by such Loan Party. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) all Real Property that is necessary for or material to any Loan Party’s business is zoned to permit the uses for which such Real Property is currently being used, (ii) the present uses of the Real Property and the current operations of each Company’s business do not violate any applicable Legal Requirement and (iii) there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Real Property of the Loan Parties.

(c) Collateral. Each Company owns or has rights to use all of the Collateral (other than Intellectual Property which is subject to Section 3.06) and all rights (other than rights in Intellectual Property which is subject to Section 3.06) with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral (other than Intellectual Property which is subject to Section 3.06) and all such rights (other than rights in Intellectual Property which is subject to Section 3.06) with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no claim has been made and remains outstanding that any Company’s use of any Collateral (other than Intellectual Property which is subject to Section 3.06) does or may violate the rights of any third party.

Section 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Company owns, or is licensed (or authorized) to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes which are owned by, or otherwise are used in, necessary for or material to each Company’s business as currently conducted and as currently proposed to be conducted (the “Intellectual Property”). No claim has been asserted in writing or is pending, in each case, against any Company, by any Person challenging the use of or the validity or enforceability of any such Intellectual Property owned by each Company or challenging the use of any Intellectual Property licensed by such Company, nor does any Company know of any basis for any such claim, except, in each case, for any claim that could not reasonably be expected to result in a Material Adverse Effect. The use of the Intellectual Property by each Company and the operation of the businesses of the Companies do not infringe the rights of any Person, except as could not reasonably be expected to have a Material Adverse Effect. Each Company has taken commercially reasonable actions to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(b) Rights Granted. No third party has any right to use any Intellectual Property owned by any Company except pursuant to written licenses and other use agreements entered into by a Company and such relevant third party, in the ordinary course of business that could reasonably be expected to have a Material Adverse Effect.

(c) No Violations or Proceedings. As of the Closing Date, there is no violation, infringement or misappropriation by others of any right of such Company with respect to the Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

(d) No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other Person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) No Agreement or Order Materially Affecting Intellectual Property. No Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any material manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07 Equity Interests and Subsidiaries. As of the Closing Date, Schedules 1(a) and 11 to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All outstanding Equity Interests of each Loan Party, as of the Closing Date, are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries (except for immaterial amounts owned by directors or other parties as required by local law). Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except Permitted Liens, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

Section 3.08 Litigation; Compliance with Legal Requirements. There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Legal Requirements (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Legal Requirement, except for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 [Reserved].

Section 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11 Investment Company Act. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12 Use of Proceeds. Borrower will use the proceeds of (a) the Term Loans made on the Closing Date to consummate Transactions and pay fees, costs and expenses relating to the Transactions; and (b) the Revolving Loans (including Incremental Revolving Loans, if any) and Swingline Loans made on or after the Closing Date for working capital and general corporate purposes (including to effect Permitted Acquisitions, permitted Investments and Capital Expenditures); provided that the maximum amount of Revolving Loans drawn on the Closing Date shall not exceed $2,500,000 in the aggregate; and (c) the Incremental Term Loans, if any, made after the Closing Date for working capital and general corporate purposes (including to effect Permitted Acquisitions, permitted Investments, Capital Expenditures and permitted Dividends).

Section 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all federal Taxes and all other material Taxes due and payable, collectible or remittable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP, and (c) satisfied all of its withholding tax obligations. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. As of the Closing Date, each Company is unaware of any proposed or pending tax assessments, deficiencies or audits. No Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.14 No Material Misstatements. (a) No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule (in each case other than forecasts, projections, pro forma financial information and other forward looking statements (collectively, “Projections”)) furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with any Loan Document or included therein or delivered pursuant thereto (including the Confidential Information Memorandum) or hereunder (in each case, as modified or supplemented by other information so furnished), taken as a whole and when furnished, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading when taken as a whole as of the date such information is dated or certified (after giving effect to all timely modifications and supplements to such written reports, financial statements, certificates or other written information, in each case, furnished after the date on which such written reports, financial statements, certificates or other written information were originally delivered).

(b) With respect to any Projections delivered pursuant to the terms hereof, each Company represents only that on the date of delivery thereof it acted in good faith and utilized assumptions believed by it to be reasonable when made and when such Projections were delivered in light of the then-current circumstances (it being understood that Projections are estimates and are not to be viewed as facts and are subject to significant uncertainties and contingencies, which are beyond the control of Borrower and its Subsidiaries, and that no assurance or guarantee can be given that any Projections will be realized, that actual results may differ and such differences may be material).

Section 3.15 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, the Loan Parties, on a consolidated basis, are Solvent.

Section 3.17 Employee Benefit Plans. With respect to each Plan, each Company and its ERISA Affiliates is in compliance in all respects with its terms, as well as the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Company. No Plan is considered an at risk Plan or Plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA. Using actuarial assumptions and computation methods consistent with Section 4211 of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except for any obligation as could not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

Section 3.18 Environmental Matters.

(a) Except with respect to any matters that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any Environmental Claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) There has been no Release or threatened Release of Hazardous Material caused by the Companies, or to the knowledge of the Companies by any other Person, on, at, under or from any Real Property or facility presently or, to the knowledge of the Companies, formerly owned, leased or operated by the Companies or their predecessors in interest that, individually or in the aggregate, could reasonably be expected to result in any Environmental Liability;

(ii) No Person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(iii) No Real Property or facility currently owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or formally proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority and relating to the remediation of contamination, including any such list relating to the remediation of petroleum contamination;

(iv) The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup by any Company pursuant to any applicable Environmental Law; and

(v) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, the Companies concerning the Companies’ compliance with or liability under Environmental Law, including those concerning the actual or suspected presence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

Section 3.19 Insurance. Schedule 3.19 sets forth a complete and accurate list in all material respects of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any insurance requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens under applicable U.S. state and federal law, and subject to paragraph (e) below, applicable foreign law on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate (as updated in accordance with the terms thereof) and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Security Agreement, unless constituting an Excluded Perfection Action, shall constitute fully perfected first priority Liens under applicable U.S. state and federal law on, and subject to paragraph (e) below, applicable foreign law on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected first priority Liens under applicable U.S. state and federal law on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c) Mortgages. Each Mortgage, if any, upon the execution and delivery thereof, shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof (except to the extent that the enforceability thereof may be limited applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless whether enforcement is sought in equity or at law)), subject only to Permitted Liens or other Liens reasonably acceptable to the Collateral Agent.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder (other than Excluded Property), under applicable U.S. state and federal law, and subject to paragraph (e) below, applicable foreign law, and (i) except for Excluded Perfection Steps, when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of Collateral Agent will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than Excluded Property), in each case under applicable U.S. state and federal law, and subject to paragraph (e) below, applicable foreign law, subject to no Liens other than the applicable Permitted Liens.

(e) For purposes of this Section 3.20, compliance with applicable foreign law with respect to the grant, creation and perfection of Liens on and security interests in the Collateral will be required unless the Administrative Agent shall determine in its reasonable discretion that the cost of complying with such applicable foreign law with respect to such Collateral is excessive in relation to the value of the security to be afforded thereby (it being understood and agreed that compliance with such applicable foreign law shall not be required with respect to Foreign Subsidiaries of Borrower in existence on the Closing Date).

Section 3.21 Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b) No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other Person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, the Issuing Bank, to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01 (the making of such initial Credit Extension by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate and (C) as to the incumbency and specimen signature of each officer executing any Loan Document (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State.

(c) Officers’ Certificate. The Administrative Agent shall have received an Officer’s Certificate dated the Closing Date, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d) Financing and Other Transactions, Etc.

(i) Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger, and shall be in full force and effect on the Closing Date. The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date (or, in the case of the repurchase of the Non-Tendered Notes, shall be required to repurchased by Borrower pursuant to the Notice of Redemption and the Existing Notes Indenture by no later than May 1, 2013), in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.

(ii) All Liens in favor of the Existing Trustee in respect of the Existing Notes shall have been unconditionally released; and the Administrative Agent shall have received such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording to release and terminate of record the Liens securing such debt.

(e) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04. The financial statements provided pursuant to Section 3.04(a) shall be prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosure and year-end adjustments) or principles otherwise reasonably satisfactory to the Administrative Agent.

(f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or Disqualified Capital Stock other than (i) the Loans and Credit Extensions hereunder and (ii) Indebtedness permitted under this Agreement.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of Jenner & Block LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (i) dated the Closing Date, (ii) addressed to the Agents, the Arranger, the Issuing Bank and the Lenders and (iii) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(i) Legal Requirements. The Lenders shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents and Approvals. All necessary governmental, regulatory, shareholder and material third party approvals and consents necessary in connection with closing the Transactions shall have been obtained and shall be in full force and effect.

(k) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Administrative Agent or any Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared, or (c) adversely effects, in any material respect, the ability of any Company to perform its obligations under the Loan Documents or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the legal fees and expenses of Proskauer Rose LLP, special counsel to the Administrative Agent and Arranger, and the fees and expenses of any local counsel, foreign counsel and other Advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(m) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties;

(iii) all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts identified in Schedules 12 and 16(a) to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent such perfection is required by, the Security Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

(v) certified copies, each as of a recent date, of (1) the UCC searches required by the Perfection Certificate, (2) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Company, (3) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date, listing all effective financing statements, lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business, and (4) such other searches that the Collateral Agent deems reasonably necessary or appropriate.

(n) Insurance. The Administrative Agent shall have received a certificate as to coverage under the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall name the Collateral Agent, on behalf of the Secured Parties, as lender’s loss payee or additional insured, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(o) Ratings. Moody’s shall have issued a monitored public corporate family rating for Borrower, and S&P shall have issued a monitored public corporate credit rating for Borrower, in each case in effect on the Closing Date. The Term Loans shall have received a monitored public rating by each of S&P and Moody’s in effect on the Closing Date.

(p) Absence of Material Adverse Effect. There shall not have been any event, change, occurrence or circumstance since December 31, 2012 that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(q) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and the Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenant in Section 6.10, if applicable) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and premium, if any, and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (except to the extent Cash Collateralized in accordance with this Agreement), unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent:

(a) Annual Reports. Within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2013, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including the unaudited consolidating balance sheet and statements of income and cash flows separating out Borrower and the Subsidiaries), all prepared in accordance with GAAP and accompanied by an opinion of BDO USA, LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or any other similar qualification (provided that it shall not be a violation of this Section 5.01(a) if the report and opinion accompanying the financial statements for the fiscal year ending immediately prior to the stated final maturity date of the Term Loans is subject to a “going concern” or other qualification solely as a result of such impending stated final maturity date under this Agreement)), stating that such financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower and its Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that any information required by this Section 5.01(a) may be furnished, to the extent included therein, in the form of a Form 10-K filed with the SEC, which will satisfy Borrower’ obligation with respect to any such information under this Section 5.01(a) with respect to such fiscal year);

(b) Quarterly Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2013, (i) the unaudited consolidated balance sheet of Borrower as of the end of such fiscal quarter and related unaudited consolidated statements of operations and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, prepared by Borrower in accordance with GAAP, subject to the absence of footnotes and year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year and showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (iii) a narrative management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that any information required by this Section 5.01(b) may be furnished, to the extent included therein, in the form of a Form 10-Q filed with the SEC, which will satisfy Borrower’ obligation with respect to any such information under this Section 5.01(b) with respect to such fiscal quarter);

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (1) stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, (2) certifying on behalf of Borrower that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (3) with respect to any financial statements under Section 5.01(a) or (b), setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenant, and, concurrently with any delivery of financial statements under Section 5.01(a) above, setting forth Borrower’s calculation of Excess Cash Flow, (4) setting forth a list of all Immaterial Subsidiaries as of the date of such financial statements and certifying that all such Subsidiaries designated as Immaterial Subsidiaries comply with the requirements set forth in the definition of “Immaterial Subsidiaries” and (5) setting forth the calculation and uses of the Cumulative Amount (and each of the components thereof) for the fiscal period then ended; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, use commercially reasonable efforts to obtain a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default with respect to the Financial Covenant has occurred during such fiscal year or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof; provided that, if such Compliance Certificate demonstrates that an Event of Default due to failure to comply with the Financial Covenant under Section 6.10 has not been cured prior to such time, Borrower may deliver, to the extent and within the time period permitted by Section 8.03, prior to or together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default;

(d) [Reserved];

(e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer of Borrower setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(f) Budgets. Within 60 days after the beginning of each fiscal year, beginning with the fiscal year ending December 31, 2013, a budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in reasonable detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based; and

(g) Other Information. Promptly, from time to time, such other material information regarding the operations , business affairs and financial condition of any Company or the compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request (including information required under the Patriot Act).

Documents required to be delivered pursuant to Section 5.01(a)-(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e-mail to the Administrative Agent for posting on Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender and the Administrative Agent have access. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. If the delivery of any of the foregoing documents required under this Section 5.01 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

Borrower hereby acknowledges that (x) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on the Platform and (y) certain of the Lenders may be Public Lenders and may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and will promptly confirm, at the request of the Administrative Agent, whether any Borrower Materials contain Material Non-Public Information and that (I) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (II) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary); (III) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public”; and (IV) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public” and suitable for Lenders that are not Public Lenders. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Credit Facilities.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and in any event, within five Business Days) of the occurrence thereof:

(a) any Default, upon obtaining knowledge thereof, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or of any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, affecting any Company of the type described in Section 3.08;

(c) after the assertion or occurrence thereof, notice of any Environmental Claim against, or the noncompliance by any Company with, any applicable Environmental Law or any Company obtaining knowledge that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, in each case, except for Environmental Claims, violations and liabilities which, in the aggregate, have not and could not reasonably be expected to have a Material Adverse Effect; and

(d) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

Section 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization or formation, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

(b) (i) (1) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, permits, privileges, franchises, and authorizations which are necessary in the normal conduct of its business, (2) preserve or renew all of its owned and registered Intellectual Property that is necessary to conduct its business as is currently conducted, except for Intellectual Property which, in its reasonable good faith determination, is not longer useful to its business, except, in the case of this clause (i), where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect); and (ii) comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except, in the case of this clause (ii) where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06.

Section 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b) Requirements of Insurance. With respect to the Loan Parties, and property constituting Collateral, all such insurance shall (i) endeavor to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof and (ii) name the Collateral Agent as mortgagee or lender loss payee, as applicable (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance).

(c) Notice to Agents. Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a certificate with respect to such policy or policies and, promptly upon the request of the Administrative Agent or the Collateral Agent, a duplicate original copy of such policy or policies.

(d) Mortgaged Property.

(i) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(ii) No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense, (1) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (2) after written notice to the Administrative Agent, cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its obligations when due promptly and in accordance with their terms (other than as could not reasonably be expected to result in a Material Adverse Effect) and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such obligations, Tax, assessment, charge, levy or claim so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (y)such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Filing of Returns. Timely and correctly file all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed by it, and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c) Tax Shelter Reporting. Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06 Employee Benefits. Furnish to the Administrative Agent (a) as soon as possible after, and in any event within 15 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in a Material Adverse Effect, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, (b) upon the reasonable request of the Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Employee Benefits Security Administration with respect to each Plan; (2) the most recent actuarial valuation report for each Plan; (3) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; (4) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request; (5) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate requests with respect to any Multiemployer Plan and (6) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate requests with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the Administrative Agent’s reasonable request, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP are made of all financial transactions and matters involving the assets, liabilities and business of the Companies. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit during its regular business hours and with reasonable advance written notice thereof and inspect the financial records and the property of such Company at reasonable times up to one time per calendar year (but without frequency limit during the continuance of an Event of Default) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that the Administrative Agent shall give any Company an opportunity for its representatives to participate in any discussions with its officers, employees and advisors; provided, further, that so long as no Event of Default has occurred and is then continuing, (i) the Administrative Agent on behalf of the Lenders shall coordinate any exercise of rights under this Section 5.07 and (ii) Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent and Lenders (or their respective representatives).

(b) Within 120 days after the end of each fiscal year of Borrower, upon the request of any Lender, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Borrower, by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and the issuance of Letters of Credit only for the purposes set forth in Section 2.18(a).

Section 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) comply, and take commercially reasonable efforts to cause all lessees and other Persons occupying Real Property owned, operated or leased by any Company to comply, in all respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; (ii) obtain and renew all Environmental Permits applicable to its operations and Real Property; and (iii) conduct all Responses required of the Companies by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, which written request will describe the nature and subject of the Default, provide to the Administrative Agent within 60 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling to determine the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required under Environmental Laws to address such Hazardous Materials, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent.

Section 5.10 Interest Rate Protection. No later than the 180th day after the Closing Date, Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements with a Lender or an Affiliate of a Lender reasonably satisfactory to the Administrative Agent, with a maturity of at least two years and with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Term Loans being effectively subject to a fixed or maximum interest rate.

Section 5.11 Additional Collateral; Additional Guarantors.

(a) Subject to the terms of this Section 5.11, with respect to any personal property acquired after the Closing Date by any Loan Party that constitutes “Collateral” (other than Excluded Property) under any of the Security Documents but is not so subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations thereunder, within 30 days after the acquisition thereof, or such longer period as the Administrative Agent may approve in each case in its sole discretion (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien under applicable United States state and federal law (and applicable foreign law, unless the Administrative Agent shall determine in its reasonable discretion in consultation with Borrower that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) on such property subject to no Liens other than Permitted Liens, (ii) to the extent reasonably requested by the Administrative Agent, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent and (iii) other than Excluded Perfection Steps, take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable United States state, federal or local Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any (x) Person that is or becomes a Subsidiary (other than an Immaterial Subsidiary) of a Loan Party after the Closing Date (other than a merger subsidiary formed in connection with a Permitted Acquisition so long as such merger subsidiary is merged out of existence pursuant to such Permitted Acquisition within 30 days of its formation thereof (or such later date as permitted by the Administrative Agent in its sole discretion)) or (y) any Subsidiary designated as an Immaterial Subsidiary that fails to comply with the requirements set forth in the definition of “Immaterial Subsidiaries”, within 30 days after such Person becomes a Subsidiary or ceases to be an Immaterial Subsidiary, or such longer period as the Administrative Agent may approve in its sole discretion (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Security Agreement or other applicable Security Document together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause any such new Subsidiary except any Foreign Subsidiary that is a controlled foreign corporation (as defined in Section 957 of the Code) (a “CFC”) (1) to execute a joinder agreement, in the form attached as Exhibit 3 to the Security Agreement, to become a Subsidiary Guarantor hereunder and a Pledgor (as defined in the Security Agreement) under Security Agreement and, in the case of a Foreign Subsidiary (other than a CFC) (unless the Administrative Agent shall determine in its reasonable discretion in consultation with Borrower that the cost of complying with applicable foreign law is excessive in relation to the value of the security to be afforded thereby), execute such other Security Documents as are compatible with the laws of such Foreign Subsidiary’s jurisdiction and are necessary or advisable, in the reasonable judgment of the Administrative Agent, to provide for a valid and perfected security interest in the Collateral held by such Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent, (2) to the extent reasonably requested by the Administrative Agent, to deliver opinions of counsel to such Foreign Subsidiary (other than a CFC) in form and substance, and form counsel, reasonably satisfactory to the Administrative Agent and (3) to take all actions reasonably necessary to cause the Lien created by the applicable Security Documents to be duly perfected under United States federal and applicable state law (and applicable foreign law, unless the Administrative Agent shall determine in its reasonable discretion in consultation with Borrower that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) to the extent required by such agreements in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided, that, in the case of a CFC, the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall be limited to (x) 65% of the Voting Stock of any such Subsidiary which is owned directly by Borrower or any Domestic Subsidiary of Borrower and (y) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary (which pledge shall be documented under United States law and applicable foreign law, unless the Administrative Agent shall determine in its sole discretion that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby). Notwithstanding the foregoing, no Equity Interests of any Foreign Subsidiary that is not owned directly by Borrower or a Domestic Subsidiary of Borrower shall be pledged hereunder or under any other Loan Document.

(c) With respect to any Person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 15 Business Days after such Person becomes a Subsidiary) execute and deliver to the Collateral Agent (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary; provided, the Immaterial Subsidiaries listed on Schedule 5.11(c) hereto, each of which the Borrower expects to dissolve on or prior to August 15, 2013 (each, a “Dissolving Immaterial Subsidiary”) shall not be required to become a party to the Intercompany Note unless either (1) such Immaterial Subsidiary is not dissolved on or prior to August 15, 2013 (or such longer period as the Administrative Agent may agree in its sole discretion) or (2) such Immaterial Subsidiary no longer qualifies as an Immaterial Subsidiary pursuant to the definition thereof.

(d) Upon acquisition of any Real Property owned in fee in the United States after the Closing Date that, together with any improvements thereon, individually has a fair market value of at least $2,000,000, promptly give written notice to the Administrative Agent with respect thereof, and grant to the Collateral Agent, within 90 days of the acquisition thereof (or such longer period as the Administrative Agent may approve), a security interest in and Mortgage on such Real Property as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the

Collateral Agent and shall constitute valid and enforceable perfected first priority Liens in the United States under state or local law subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such customary documents as the Administrative Agent or the Collateral Agent shall reasonably request (including (i) a Title Policy, (ii) a Survey, (iii) a local counsel opinion (in form and substance and issued by a party reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage, (iv) an environmental assessment prepared by any environmental consultant, and in form and substance, reasonably satisfactory to the Collateral Agent that does not disclose any Environmental Claims or the potential for an Environmental Claim and (v) evidence that no improvements located on such Real Property are located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), unless the applicable Loan Party has complied with Section 5.04(d)(i) with respect thereto).

Section 5.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or advisable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby, but in any event subject to the terms and conditions set forth therein, subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents, subject to the terms and conditions set forth therein; and upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require. If the Administrative Agent or the Collateral Agent reasonably determine that they are required by a Legal Requirement to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

Section 5.13 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s organizational structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 Business Days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do and describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, as set forth and subject to the terms and conditions in the Security Agreement. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence upon effectiveness thereof.

Section 5.14 Maintenance of Ratings. Use commercially reasonable efforts to cause the Loans and Borrower’s corporate credit to continue to be publicly rated by S&P and Moody’s (but not to maintain a specific rating) (including, in all events, applying to maintain each such rating no less than one time for each twelve-month period after the Closing Date and paying all usual and customary fees and expenses to each of S&P and Moody’s with respect to each such rating provided.

Section 5.15 Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and premium, if any, and interest on each Loan, all Fees and all other expenses or amounts payable (other than contingent indemnification obligations) under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired (except to the extent Cash Collateralized in accordance with this Agreement) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b) and Permitted Refinancings thereof;

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, (i) entered into pursuant to Section 5.10 or (ii) otherwise not entered into for speculative purposes;

(d) Indebtedness permitted by, or resulting from Investments permitted by, Section 6.04(f) and (l);

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $3,000,000 at any time outstanding;

(f) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding (excluding capitalized and paid-in-kind interest, so long as such interest is unsecured);

(g) Indebtedness in respect of (i) appeal bonds or similar instruments and (ii) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations and bankers acceptances issued for the account of any Company, in each case listed under clause (ii), in the ordinary course of business, and including guarantees or obligations of any Company with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations of in respect of Indebtedness otherwise permitted under this Section 6.01;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Indebtedness issued to sellers in connection with a Permitted Acquisition, in an aggregate amount, together with all Indebtedness outstanding under Section 6.01(s), not to exceed $15,000,000 at any time outstanding; provided, in the case of all Indebtedness incurred under this Section 6.01(k), that (i) there shall be no scheduled or other mandatory payments (other than those occurring upon the occurrence of a change of control of Borrower) of principal in respect of such Indebtedness on or prior to 180 days after the Final Maturity Date, (ii) the final maturity of such Indebtedness shall not be on or prior to 180 days after the Final Maturity Date, and (iii) such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(l) Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(m) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(n) unsecured Indebtedness in respect of the Non-Tendered Notes remaining outstanding on the Closing Date; provided, that Borrower shall promptly following the Closing Date (x) issue an irrevocable notice of redemption with respect to such Non-Tendered Notes and (y) irrevocably deposit with the Existing Notes Trustee an amount sufficient to redeem such Non-Tendered Notes, including interest and premium thereon, on May 1, 2013; provided, further, that all such Indebtedness shall be extinguished on or before May 1, 2013;

(o) Subordinated Indebtedness of Borrower and its Subsidiaries in an aggregate principal amount not to exceed $30,000,000 at any time outstanding; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would result by the incurrence of such Subordinated Indebtedness, and (ii) the Administrative Agent shall have received satisfactory written evidence that Borrower would be in compliance with the Financial Covenant on a Pro Forma Basis after giving effect to the issuance of any such Subordinated Indebtedness;

(p) Indebtedness owing to employees, former employees, officers, former officers, directors, former directors (or their respective family members, spouses, ex-spouses, estates or trusts or other entities for the benefit of any of the foregoing) in connection with the repurchase of Equity Interests of Borrower or its Subsidiaries not to exceed $1,000,000 at any time outstanding;

(q) Indebtedness arising as a direct result of judgments against Borrower or any of its Subsidiaries, in each case not constituting an Event of Default;

(r) Indebtedness representing any taxes, assessments or government charges to the extent that payment thereof is not required pursuant to Section 5.05;

(s) Borrower or any of its Subsidiaries may incur or issue earn-out obligations in connection with any Permitted Acquisition, in an aggregate amount, together with all Indebtedness outstanding under Section 6.01(k), not to exceed $15,000,000 at any time outstanding; provided that such obligations incurred under this Section 6.01(s) constitute Subordinated Indebtedness;

(t) Indebtedness incurred in the ordinary course of business of Borrower and its Subsidiaries in the nature of open accounts (extended by suppliers on normal trade terms in connection with purchases of goods and services), accrued liabilities and deferred income and taxes;

(u) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business; provided that the aggregate amount of Indebtedness permitted in this clause (u) shall not exceed $2,500,000 at any time;

(v) Indebtedness representing deferred compensation or stock-based compensation to employees of Borrower and its Subsidiaries; provided, that no mandatory cash payments with respect thereto are owed prior to the Final Maturity Date;

(w) Indebtedness of any Company in respect of lease line facilities in an aggregate amount not to exceed $3,500,000 at any time outstanding; and

(x) other Indebtedness of any Company in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by Legal Requirements, which (i) were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 6.01(g), (ii) do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (iii) if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or other minor irregularities with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of the Companies at such Real Property and the value, use and occupancy thereof;

(e) Liens to the extent arising out of judgments, attachments or awards not resulting in an Event of Default;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by Legal Requirements or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure leases, liability for premiums to insurance carriers; provided, in each case, that (1) such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (2) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases, subleases, licenses and sublicenses of the properties of any Company granted by such Company to third parties, in each case entered into in the ordinary course of such Company’s business;

(h) any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or the Security Documents;

(i) Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any governmental authority which are not violated in any material respect by existing improvements or the present use or occupancy of any real property, or in the case of any Real Property subject to a mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Administrative Agent;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(k) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) Liens on property or assets of a Person existing at the time such Person or asset is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon);

(n) Liens granted pursuant to the Security Documents to secure the Secured Obligations or to Cash Collateralize any Letters of Credit;

(o) licenses and sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering with the ordinary conduct of business of the Companies, taken as a whole;

(p) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens on property of Foreign Subsidiaries securing Indebtedness incurred pursuant to Section 6.01(f); provided that such Liens do not extend to, or encumber, property which constitutes Collateral;

(r) Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $2,000,000 at any time outstanding;

(s) any interest or title of a lessor, sublessor, licensor or licensee under any lease or license entered into by Borrower or any other Subsidiary in the ordinary course of its business;

(t) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(u) Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 6.04;

(v) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(w) Liens granted by a Subsidiary that is not a Loan Party in favor of Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to Borrower or such other Loan Party;

(x) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 6.01(m);

(y) cash collateral deposited to secure any Indebtedness permitted under Section 6.01(u);

(z) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted by Section 6.04 to be applied against the purchase price for such Investment, or (ii) pursuant to a purchase agreement or sale agreement securing the obligations under such purchase agreement or sale agreement and encumbering solely the assets that are to be sold in any asset disposition permitted or not otherwise prohibited by this Agreement; and

(aa) Liens of third party collection service providers arising in the ordinary course of business with respect to accounts receivables owed to the Company that are the subject of such third party collection attempts.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

Section 6.04 Investment, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Loan Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables arising, and trade credit granted, in the ordinary course of business and consistent with past practice, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations incurred pursuant to Section 6.01(c);

(e) loans and advances (x) to directors, employees and officers of Borrower and the Subsidiaries in the ordinary course of business, or otherwise for bona fide business purposes in an aggregate amount not to exceed $1,000,000 at any time outstanding and (y) to directors, employees and officers of Borrower and the Subsidiaries (whether or not currently serving as such) to purchase Equity Interests of Borrower or any Subsidiary (provided that any such amount loaned or advanced is used substantially contemporaneously to purchase such Equity Interests);

(f) Investments (i) in Subsidiaries existing on the Closing Date, (ii) by any Company in Borrower or any Subsidiary Guarantor, (iii) by any Company in any Person that, in connection with an Investment that is a Permitted Acquisition, becomes a Subsidiary Guarantor, (iv) by any Company that is not a Subsidiary Guarantor in any other Company that is not a Subsidiary Guarantor and (v) by any Company in any Subsidiary that is not a Subsidiary Guarantor; provided that Investments under Section 6.04(f)(v) by Borrower or a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor shall not exceed the sum of (1) $5,000,000 at any time plus (2) the Cumulative Amount; provided that the Cumulative Amount Utilization Requirements are satisfied as of the date such Investments are made; provided further that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments consisting of consideration received in connection with an Asset Sale or other disposition made in compliance with Section 6.06;

(i) Permitted Acquisitions and acquisitions of property permitted under Section 6.07;

(j) other Investments in an aggregate amount not to exceed (i) $5,000,000 plus (ii) the Cumulative Amount; provided that the Cumulative Amount Utilization Requirements are satisfied as of the date such Investments are made;

(k) Investments consisting of pledges and deposits permitted under Section 6.02;

(l) any Company may make an Investment that could otherwise be made as a Dividend permitted under Section 6.08 (with a commensurate reduction of their ability to make additional Dividend under such Section 6.08);

(m) Borrower and its Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments;

(n) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition;

(o) cash and Cash Equivalents;

(p) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(q) Investments received in connection with the disposition of any property in accordance with and to the extent permitted by Section 6.06;

(r) Contingent Obligations permitted by Section 6.01;

(s) Investments in deposit and investment accounts (including, for the avoidance of doubt, Eurodollar investment accounts) opened in the ordinary course of business with financial institutions;

(t) Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from any Casualty Events to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets or assets that are otherwise useful in the business of the Companies (provided that such Investment shall not be permitted to the extent such Net Cash Proceeds shall be required to be applied to make prepayments in accordance with Section 2.10(e)); and

(u) Investments consisting of endorsements for collection or deposit in the ordinary course of business of any Loan Party.

The amount of any Investment shall be (x) the initial amount of such Investment, less (y) all returns of principal, capital, dividends and other cash returns thereof, less (z) all liabilities expressly assumed by another Person in connection with the sale of such Investment.

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or consummate a merger or consolidation, except that the following shall be permitted:

(a) Asset Sales or other dispositions permitted by Section 6.06;

(b) acquisitions permitted by Section 6.07;

(c) (i) any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving Person in the case of any merger or consolidation involving Borrower and a Subsidiary Guarantor is the surviving Person and remains a Wholly Owned Subsidiary of Borrower in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (ii) any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with or into any other Subsidiary that is not a Subsidiary Guarantor;

(d) a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition;

(e) a merger, dissolution, liquidation, consolidation, amalgamation or disposition permitted by Section 6.06; and

(f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, in each case so long as Section 6.09 is also complied with, such Collateral (unless sold to a Loan Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

Section 6.06 Asset Sales. Sell, lease, assign, transfer or otherwise dispose of any property, except that the following shall be permitted:

(a) sales, transfers, leases and other dispositions of inventory in the ordinary course of business and of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) any sale, lease, assignment, transfer or disposition; provided that (i) the aggregate consideration received in respect thereof pursuant to this clause (b) shall not exceed $2,500,000 in the aggregate, in any four consecutive fiscal quarters of Borrower and (ii) at least 85% of the purchase price for all property subject to such sale, lease, assignment, transfer or disposition shall be paid in cash or Cash Equivalents;

(c) (i) leases and subleases of real or personal property in the ordinary course of business and (ii) licenses and sublicenses of Intellectual Property in the ordinary course of business;

(d) the Transactions as contemplated by the Loan Documents;

(e) mergers, consolidations, liquidations and dissolutions permitted by Section 6.05;

(f) Investments (including Equity Interests issued in exchange for such Investments) in compliance with Section 6.04;

(g) sales of non-core assets acquired in connection with any Permitted Acquisitions;

(h) sale, discounts of or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring or receivables securitization agreement or arrangement) in the ordinary course of business in connection with settlement, collection or compromise thereof;

(i) use of cash and disposition of Cash Equivalents in the ordinary course of business;

(j) Permitted Liens;

(k) sales, transfers, leases and other dispositions to Borrower or any of its Subsidiaries; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party (other than pursuant to an intercompany license that is existing on the Closing Date and has been previously provided to the Administrative Agent or any future intercompany licenses in substantially the same form thereof) shall be made on terms and conditions at least as favorable to the Companies involved in such sale, transfer, lease or other disposition as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(l) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(m) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.04(h) or another asset received as consideration for the disposition of any asset permitted by this Section 6.06 (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(n) sale or disposition of immaterial Equity Interests to qualify directors where required by applicable law or to satisfy other similar requirements of applicable law with respect to the ownership of Equity Interests;

(o) any trade-in of equipment in exchange for other equipment in the ordinary course of business;

(p) dispositions in connection with Casualty Events; provided that the requirements of Section 2.10(e) are complied with in connection therewith; and

(q) the sale or other disposition of an individual operating unit or division of Borrower contributing less than $4,000,000 to the adjusted consolidated EBITDA of Borrower for the four consecutive fiscal quarters ended December 31, 2012, as reported by Borrower on a Form 8-K filed with the SEC; provided, that (i) no Default or Event of Default shall have occurred and be continuing, (ii) at least 85% of the purchase price for all property subject to such sale or other disposition shall be paid in cash or Cash Equivalents, (iii) in no event shall any Intellectual Property that is necessary to the remaining business of the Companies be disposed of in connection with such sale or disposition and (iv) only one such sale or other disposition of an operating unit or division may be consummated pursuant to this Section 6.06(q) during the term of this Agreement.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, in each case so long as Section 6.09 is also complied with, such Collateral (unless sold to a Loan Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any Person, except that the following shall be permitted:

(a) Capital Expenditures permitted by Section 6.11;

(b) purchases and other acquisitions of inventory, materials, equipment, intangible property and other property in the ordinary course of business;

(c) Investments permitted by Section 6.04;

(d) leases or licenses of property in the ordinary course of business;

(e) [Reserved];

(f) Permitted Acquisitions; and

(g) mergers, consolidations, liquidations and dissolutions permitted by Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

Section 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to Borrower and its Subsidiaries, except that the following shall be permitted:

(a) Dividends by any Company (i) to Borrower or any Subsidiary Guarantor and (ii) to any Subsidiary that is not a Subsidiary Guarantor, provided that any such Dividend under this clause (ii) is either (1) paid only in kind or (2) if paid in cash, limited to the applicable Subsidiary’s pro rata equity interests and is paid to all shareholders on a pro rata basis;

(b) Borrower and each Subsidiary of Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock) of such Person;

(c) Borrower may make Dividends with the Net Cash Proceeds actually received from any substantially concurrent sale or issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower;

(d) to the extent constituting Dividends, Borrower and its Subsidiaries may enter into transactions expressly permitted by Section 6.04, 6.05 or 6.06;

(e) so long as no Event of Default has occurred and is continuing or could reasonably be expected to result immediately therefrom, repurchases, redemptions or other acquisitions of Qualified Capital Stock held by current or former officers, directors or employees (or their transferees, family members, spouse or former spouse, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service or to make payments on Indebtedness issued to buy such Qualified Capital Stock upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (i) $2,000,000, plus (ii) the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Borrower to officers, directors or employees of any Company that have not been used to make any repurchases, redemptions or payments under this Section 6.08(e) (and have not been included in the Cumulative Amount), plus (iii) the net cash proceeds of any “key-man” life insurance policies of any Company that have not been used to make any repurchases, redemptions or payments under this clause (e), net of any forgiveness of Indebtedness incurred by any such officer, director or employee or former officer, director or employee in connection with the acquisition of Qualified Capital Stock of Borrower, plus (iv) the Cumulative Amount; provided that the Cumulative Amount Utilization Requirements are satisfied as of the date such Dividends are paid; provided, further, that during an Event of Default any payments described in this Section 6.08(e) may accrue and shall be permitted to be paid upon waiver or extinction of such Event of Default so long as no other Event of Default is continuing at such time;

(f) Borrower or any Subsidiary of Borrower may (A) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (B) honor any conversion request by a holder of convertible Indebtedness permitted hereunder and make cash payments in lieu of fractional shares in connection with any such conversion;

(g) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(h) Borrower may pay dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.08;

(i) so long as no Default shall have occurred and be continuing or would result therefrom, Borrower may make Dividends in an aggregate amount over the term of this Agreement that do not exceed (i) $2,500,000 over the term of this Agreement plus (ii) the Cumulative Amount; provided that the Cumulative Amount Utilization Requirements are satisfied as of the date such Dividends are paid;

(j) [Reserved]; and

(k) Dividends made solely in Equity Interests of Borrower (other than Disqualified Capital Stock); provided, that no Default or Event of Default has occurred and is continuing prior to, or will occur immediately after, such Dividend.

Section 6.09 Transactions with Affiliates. Except as otherwise expressly permitted hereunder and except as set forth on Schedule 6.09, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) (x) Liens granted pursuant to Section 6.02(w), (y) intercompany Investments permitted by Section 6.04 and Indebtedness resulting therefrom permitted under Section 6.01, and (z) intercompany dispositions permitted under Section 6.06;

(c) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Borrower or the applicable Subsidiary of Borrower;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) loans and advances permitted by Section 6.04(e);

(f) a disposition permitted by Section 6.06(q);

(g) transactions among Subsidiaries that are not Subsidiary Guarantors;

(h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Borrower;

(i) payment of reasonable directors fees and customary indemnification agreements with directors, members, officers and employees of Borrower and its Subsidiaries and reasonable out-of-pocket costs of such Persons may be reimbursed;

(j) agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of or the value of such Intellectual Property to such Company;

(k) any other agreement, arrangement or transaction as in effect on the date hereof and listed on Schedule 6.09, and any amendment or modification thereto, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of the Lenders; and

(l) the Transactions as contemplated by the Loan Documents.

Section 6.10 Financial Covenant. Permit the Total Leverage Ratio, as of the last day of any Test Period in effect during any period in the table below (commencing with the Test Period ending on or about September 30, 2013), to exceed the ratio set forth opposite such period in the table below (the “Financial Covenant”):

Test Period Ended		Total Leverage Ratio
September 30, 2013	—	5.50:1.00
December 31, 2013	—	5.50:1.00
March 31, 2014	—	5.50:1.00
June 30, 2014	—	5.25:1.00
September 30, 2014	—	5.00:1.00
December 31, 2014	—	5.00:1.00
March 31, 2015	—	4.75:1.00
June 30, 2015	—	4.50:1.00
September 30, 2015	—	4.25:1.00
December 31, 2015 and each Test Period ending thereafter	—	4.00:1.00

Section 6.11 Capital Expenditures.

(a) Permit the aggregate amount of Capital Expenditures made in any period set forth below to exceed the amount set forth opposite such period below:

Period		Amount
Closing Date – December 31, 2013	—	$4,500,000
Fiscal Year Ended December 31, 2014	—	$5,000,000
Fiscal Year Ended December 31, 2015	—	$5,250,000
Fiscal Year Ended December 31, 2016	—	$5,500,000
Fiscal Year Ended December 31, 2017	—	$6,000,000

; provided that if Borrower and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any period, then the Loan Parties and their Subsidiaries may carry forward, to the immediately succeeding period only, 100% of such unutilized amount (with Capital Expenditures made in such succeeding period applied first to the maximum aggregate amount of Capital Expenditures permitted to be made in such succeeding period under this Section and then to any such unutilized amount carried forward).

(b) In addition to the Capital Expenditures permitted pursuant to the preceding clause (a), Borrower and its Subsidiaries may make other Capital Expenditures in an aggregate amount not in excess of the Cumulative Amount; provided that the Cumulative Amount Utilization Requirements are satisfied as of the date such Capital Expenditure is made.

Section 6.12 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

Directly or indirectly:

(a) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale (other than of Indebtedness of a Foreign Subsidiary due to an asset sale at such entity), change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, except (i) as otherwise permitted by this Agreement and the subordination terms applicable to such Subordinated Indebtedness (including a Permitted Refinancing in respect thereof) and (ii) any payment to the extent made with the proceeds of Qualified Capital Stock of Borrower;

(b) amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders or otherwise in contravention of the subordination provisions applicable to such Subordinated Indebtedness; or

(c) terminate, amend or modify any of its Organizational Documents (including (i) by the filing or modification of any certificate of designation and (ii) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than in connection with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Borrower may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.14 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

Section 6.13 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c)

transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Legal Requirements; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting placing a lien on or subletting, or sublicensing, or assignment of any lease or license governing a license or leasehold interest; (iv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any (1) software license or (2) agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Borrower; (viii) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (xi) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; (xii) restrictions contained in Indebtedness permitted pursuant to Sections 6.01(c), (f), (o) and (v), in each case, to the extent no more restrictive to Borrower and its Subsidiaries than the covenants contained in this Agreement; provided that any such restriction imposed by Subordinated Indebtedness permitted pursuant to Section 6.01(o) shall be less restrictive than those in this Agreement in a manner consistent with customary restrictions in senior and subordinated debt instruments or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (vii) or (xii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.14 Limitation on Issuance of Capital Stock.

(a) With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date may issue Equity Interests to Borrower or any other Subsidiary which is to own such Equity Interests; (iii) issuances of Equity Interests to qualified directors to the extent required by applicable law; (iv) any disposition or issuance permitted by Section 6.05 or 6.06; and (v) the issuance of Equity Interests on a pro rata basis to its equity holders by any non-wholly-owned Subsidiary. All Equity Interests issued in accordance with this Section 6.14(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Documents or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Documents.

Section 6.15 Business. Engage in any line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof as described in the Confidential Information Memorandum or any line of business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.16 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

Section 6.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.

Section 6.18 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (c) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (d) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (iii) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Borrower or a Subsidiary, (iv) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or (v) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (c) or (d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.19 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Legal Requirement.

Section 6.20 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Legal Requirement promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Legal Requirement, or the Loans made by the Lenders would be in violation of a Legal Requirement, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Legal Requirement or the Loans are in violation of a Legal Requirement.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, and premium (if any) and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Bankruptcy Code after any bankruptcy or insolvency petition under Bankruptcy Code), the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, any Hedging Agreement entered into with a counterparty that is a Secured Party or any agreement governing the provision of Treasury Management Obligations entered into with a provider of services that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or any other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding anything to the contrary contained in this Guarantee or any provision of any other Loan Document, the Guaranteed Obligations shall not extend to or include any Excluded Swap Obligation.

Section 7.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full (other than contingent indemnity obligations)). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement, the Notes, if any, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent or other Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or have the priority required under the Loan Documents; or

(e) the release of any other Subsidiary Guarantor pursuant to Section 7.09.

The Subsidiary Guarantors hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any other Subsidiary Guarantor(s) under this Agreement, the Notes, if any, the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Subsidiary Guarantors waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Subsidiary Guarantor hereby agrees that until the payment in full in cash of all Guaranteed Obligations (other than contingent indemnity obligations) and the termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement, the Notes, if any, and the other Loan Documents may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons (other than any Company), such Transferred Guarantor shall, effective immediately upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 7.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 7.11 Keepwell. Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under this Agreement, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 7.11 shall remain in full force and effect for so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and premium, if any, and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (including all of the Guaranteed Obligations) shall have been paid in full (other than contingent indemnification obligations) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (except to the extent Cash Collateralized in accordance with this Agreement). Each Qualified ECP Loan Party intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including a Interest Payment Date) or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for a period of five Business Days;

(c) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any of its Subsidiaries in any Loan Document or in any document required to be delivered in connection herewith or therewith, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in (i) Section 5.02, 5.03(a), 5.08, 5.11, 5.13 (solely with respect to clause (A) thereof), 5.15 or in Article VI; or (ii) Section 5.01 and, in the case of this clause (ii), such default shall continue unremedied or shall not be waived for a period of 15 days after any Responsible Officer of Borrower obtaining knowledge thereof.

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 8.01(a), (b) or (d)) and such default shall continue unremedied or shall not be waived for a period of 30 days after any Responsible Officer of Borrower obtaining knowledge thereof;

(f) any Company shall (i) fail to pay any principal or interest due in respect of any Indebtedness (other than the Obligations) that is outstanding in a principal amount (or, in the case of any Hedging Agreement, a Swap Termination Value) of at least $5,000,000 either individually or in the aggregate for the Companies, when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause (with or without the giving of notice, and taking into account any applicable grace periods or waivers), such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such Indebtedness is repaid in accordance with its terms);

(g) an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than an Immaterial Subsidiary) or of a substantial part of the property of any Company (other than an Immaterial Subsidiary), under Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company (other than an Immaterial Subsidiary) or for a substantial part of the property of any Company (other than an Immaterial Subsidiary), or (iii) the winding-up or liquidation of any Company (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company (other than an Immaterial Subsidiary) or for a substantial part of the property of any Company (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Company or any combination thereof (other than to the extent covered by (i) insurance that has not been denied and for which the carrier has not disclaimed responsibility and for which a claim has been submitted or (ii) a third party indemnification agreement under which the indemnifying party has accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligation) and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) one or more ERISA Events or similar events with respect to Foreign Plans shall have occurred that, when taken together with all other such ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien on any material portion of the Collateral purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a valid, enforceable, perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document and except for Permitted Liens) by a provision of any Loan Document, on the part of any Agent, Lender or Secured Party)) in favor of the Collateral Agent, or shall be asserted by or on behalf of Borrower or any other Company not to be a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement, including as a result of a transaction permitted hereunder, including without limitation, Section 6.05 or Section 6.06, or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason (other than as expressly permitted under such Loan Document or upon payment in full of all of the Secured Obligations) be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or by any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall directly or indirectly repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents, and, in any event, with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled, but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Sections 8.03(b) and (c), solely for the purpose of determining whether an Event of Default has occurred under the Financial Covenant set forth in Section 6.10 as of the end of any fiscal quarter (such fiscal quarter, a “Cure Quarter”), any equity contribution (in the form of common equity) made to the Borrower after the last day of such Cure Quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b) with respect to such applicable fiscal quarter (the “Cure Expiration Date”), and such cash will, if so designated by Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant set forth in Section 6.10 at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, an “Equity Cure Contribution”, and the amount of such Equity Cure Contribution, the “Cure Amount”); provided that (i) such Equity Cure Contribution is not used to increase the Cumulative Amount, (ii) such Cure Amount does not exceed the amount necessary to cure any Event of Default under the Financial Covenant as at the end of such applicable fiscal quarter and (iii) the proceeds of such Equity Cure Contribution shall be applied in accordance with Section 2.10(d)(ii) to prepay the Loans. All Equity Cure Contributions shall be disregarded for all purposes of this Agreement other than inclusion in the calculation of Consolidated EBITDA for the purpose of determining compliance with the Financial Covenant set forth in Section 6.10 at the end of such fiscal quarter and the subsequent three fiscal quarters, including the determination of the Cumulative Amount and all components thereof and any baskets with respect to the covenants contained in Article VI. Any reduction in Indebtedness (including, for the avoidance of doubt, the prepayment of the Loans in accordance with Section 2.10(d)(ii)) with the proceeds of any Equity Cure Contribution shall be ignored for purposes of determining compliance with the Financial Covenant. Notwithstanding anything to the contrary contained in Section 8.01, (A) upon receipt of the Cure Amount by Borrower in an amount necessary to cause Borrower to be in compliance with the Financial Covenant under Section 6.10 at the end of such fiscal quarter, the Financial Covenant under Section 6.10 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant under Section 6.10 and any Default or Event of Default related to any failure to comply with the Financial Covenant under Section 6.10 shall be deemed not to have occurred for purposes of the Loan Documents, (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the Cure Expiration Date, no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant under Section 6.10 until such failure is not cured pursuant to the Notice of Intent to Cure on or prior to the Cure Expiration Date and (C) upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the Cure Expiration Date, none of the Administrative Agent, the Collateral Agent or any Lender shall exercise the right to accelerate the Loans or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of the Financial Covenant set forth in Section 6.10.

(b) In each period of four consecutive fiscal quarters, there shall be at least two consecutive fiscal quarters in which no Equity Cure Contribution is made.

(c) There shall be no more than five Equity Cure Contributions made during the term of this Agreement.

Section 8.04 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(a) First, to the indefeasible payment in full in cash of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Collateral Agent, the Administrative Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent or the Administrative Agent in connection therewith and all amounts for which the Collateral Agent or the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the indefeasible payment in full in cash of all other reasonable and documented costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations in respect of the Credit Facilities (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit);

(e) Fifth, to the indefeasible payment in full in cash of Secured Obligations of the type specified in clause (b) of the definition of Secured Obligations then due and owing, pro rata;

(f) Sixth, to the indefeasible payment in full in cash of the remaining Secured Obligations then due and owing, pro rata; and

(g) Seventh, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (g) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment. (a) Each Lender and the Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender and each Issuing Bank irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02 Agent in Its Individual Capacity. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or

(v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other Advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or Advisors.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06 Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, with the written consent of Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08 Name Agents. The parties hereto acknowledge that each of the Arranger and the Documentation Agent holds such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank hereunder.

Section 9.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by Borrower or the Subsidiary Guarantors and without limiting the obligation of Borrower or the Subsidiary Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PARTY); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.11 Lender’s Representations, Warranties and Acknowledgements. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and Issuing Bank acknowledges that no Agent or Related Party of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or Issuing Bank, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or Issuing Bank with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Parties.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12 Collateral Documents and Guarantee.

(a) Agents under Collateral Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedging Agreement or any holder of Treasury Management Obligations. Subject to Section 10.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guarantee pursuant to Section 7.09 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Hedging Agreement or a holder of Treasury Management Obligations) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any Person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(ii) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Hedging Agreement or Treasury Management Obligations) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Hedging Agreement or a holder of Treasury Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedging Agreements or Treasury Management Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such Rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.03) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. (a) Generally. Notices and other communications provided for herein shall, except as provided in Section 10.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the notice address for the parties as set forth on Annex II hereto. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a Notice of Intent to Cure, (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(c) To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(d) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through Internet (including the Platform). Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(g) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.02 Waivers; Amendment. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.16(c) and Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase or extend the expiry date of the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or extension of the expiry date of the Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii) postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv) change Section 2.14(b) or (c) or Section 8.04 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi) release all or substantially all of the Subsidiary Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii) except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(viii) change any provisions of any Loan Document in a manner that by its terms adversely and directly affects the rights in respect of payments due to Lenders holding Loans of any Class materially differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly affected Class;

(ix) change the order of application of prepayments among Term Loans and Revolving Commitments under Section 2.10(g) or change the application of prepayments of Term Loans set forth in Section 2.10(g) in each case without the consent of the Required Lenders and Term Loan Lenders holding more than 50% of the principal amount of the outstanding Term Loans;

(x) change Section 10.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

(xi) subordinate the Obligations under the Loan Documents to any other Indebtedness;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, (2) any waiver, amendment or modification of this Agreement that by its terms directly affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Loan Lenders), or the Term Loan Lenders (but not the Revolving Lenders) or the Lenders holding any Class of Incremental Commitments (but not the other Term Loan Lenders or Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.02 if such Class of Lenders were the only Class of Lenders hereunder at the time and (3) any waiver, amendment or modification of this Agreement that by its terms results in (at the time of such waiver, amendment or modification or any time thereafter) Borrower satisfying any condition to a Revolving Borrowing contained in Section 4.02 hereof (which, but for such waiver, amendment or modification would not otherwise be satisfied) may not be effected without the consent of the Required Revolving Lenders. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c) Without the consent of any other Person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d) Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Borrower (1) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (2) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Loan Documents in accordance with the provisions of Section 2.19 and/or Section 2.20, as applicable.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments, the perfection and maintenance of the Liens securing the Collateral (including, without limitation, conducting Collateral audits from time to time) and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iii) all documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 10.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations; and

(iv) all Other Taxes in respect of the Loan Documents.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, the Arranger, the Documentation Agent, each Lender, the Issuing Bank and the Swingline Lender and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facilities) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from (1) the bad faith, gross negligence or willful misconduct of such Indemnitee or (2) a dispute solely among the Indemnitees and do not arise as a result of any act or omission of any Loan Party, other than Claims against any Agent, in its capacity as such or in fulfilling its role as an Agent.

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 10.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d) The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Secured Obligations, the release of any Subsidiary Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 10.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents, the Issuing Bank or the Swingline Lender under Sections 10.03(a) or (b) in accordance with Section 9.03(g), each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes of this Section 10.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 10.03 shall be payable not later than 10 Business Days after demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in Section 10.04(c) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than to (x) any Company or any Affiliate thereof, (y) a natural Person or (z) a Defaulting Lender or any of its Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that such assignment shall be subject to the following conditions:

(i) Minimum Amounts. Except in the case of (x) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) any assignment made in connection with the syndication of the Commitments and Loans by the Arranger or (z) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption or a Borrower Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless approved by the Administrative Agent;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not (x) be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans or (y) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii) Required Consents. No consent shall be required for any assignment except:

(A) Except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(B) in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure, the Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(C) in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(D) in the case of an assignment of all or a portion of any Loan or Commitment (except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) any assignment made in connection with the syndication of the Commitments and Loans by the Arranger), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.

(iv) Assignment and Assumption; Administrative Questionnaire. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing (i) any consent of Borrower otherwise required under this paragraph shall not be required, and (ii) any consent of the Issuing Bank and the Swingline Lender required under this Section 10.04(b) may be withheld by such Person in its sole discretion. Subject to acceptance and recording thereof pursuant to Section 10.04(c), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption or a Borrower Assignment and Assumption, as applicable, delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee and, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b)(iii) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(d). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(e) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Issuing Bank, or the Swingline Lender or any other Person to sell participations to any Person (other than any Company or any Affiliate thereof or a natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 10.02(b) and (2) directly affects such Participant. Subject to Section 10.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and Borrower, to the extent that the Participant requests payment from Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Bank, the Swingline Lender, the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Commitments have not expired or terminated. The provisions of Article IX and Sections 2.12 to 2.15, 9.06, 10.03 and 10.08 to 10.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. None of any Agent, any Lender or the Issuing Bank shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent, the Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or the Issuing Bank), or any Agent, the Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, Advisors and other representatives, including accountants, legal counsel and other Advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Advisors) to any swap or derivative transaction relating to Borrower and its obligations, or (iii) any actual or prospective investor in an SPC, (g) with the written consent of Borrower, (h) to any rating agency when required by it, (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (j) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. In addition, each of the Administrative Agent, the Issuing Bank and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Issuing Bank and the Lenders in connection with the administration and management of this

Agreement and the other Loan Documents. For the purposes of this Section 10.12, “Information” shall mean all information received from any Loan Party or any of its Advisors relating to Borrower or any of its Subsidiaries or its business, other than any such information that is publicly available to the Administrative Agent, the Issuing Bank or any Lender prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Assignment and Assumption. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Assumption duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 10.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties (other than payment in full of the Secured Obligations (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted).

Section 10.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Subsidiary Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 10.17 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MERGE HEALTHCARE INCORPORATED, a Delaware corporation

By:	/s/ Jeffery A. Surges
Name:	Jeffery A. Surges
Title:	Chief Executive Officer

MERGE ASSET MANAGEMENT CORP.

MERGE ECLINICAL INC.

MERGE HEALTHCARE SOLUTIONS INC.

MERGE INTERACTIVE, INCORPORATED

MERGE SF HOLDINGS, INC.

MERGE SH HOLDINGS, INC.

REQUISITE SOFTWARE INC.,

        each a Delaware corporation

By:	/s/ Justin C. Dearborn
Name:	Justin C. Dearborn
Title:	President

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent, Arranger and Lender

By:	/s/ E.J. Hess
Name:	E.J. Hess
Title:	Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Documentation Agent, Swingline Lender, Issuing Bank and Lender

By:	/s/ James P. Harbeson
Name:	James P. Harbeson
Title:	Vice President

[Signature Page to Credit Agreement]

ANNEX I

Commitments

Lender Name	Revolving Commitment	Term Loan Commitment
Bank of America, N.A.	$20,000,000	—
Jefferies Finance LLC	—	$255,000,000

ANNEX II

Notice Information

Recipient	Address for Notices
Any Loan Party

Merge Healthcare Incorporated

200 E. Randolph Street, Suite 2435

Chicago, Illinois 60601

Attention: Justin C. Dearborn, President

Facsimile No.: (312) 565-6870

with a copy to:

Jenner & Block LLP

353 N. Clark Street

Chicago, Illinois 60654

Attention: Mark A. Harris, Esq.

Facsimile No.: (312) 923-8584

Administrative Agent or the Collateral Agent	Jefferies Finance LLC 520 Madison Avenue New York, New York 10022 Attention: Merge Healthcare Incorporated Account Officer Facsimile No.: (212) 284-3444

Any Lender

If to Jefferies Finance LLC:

520 Madison Avenue

New York, New York 10022

Attention: Merge Healthcare Incorporated Account Officer

Facsimile No.: (212) 284-3444

If to Bank of America, N.A.:

Four Penn Center, Suite 1100

1600 JFK Blvd., Philadelphia, Pennsylvania 19103

Attention: James P. Harbeson

Facsimile No: (415) 796-5710

If to any other Lender:

At its address (or facsimile number) set forth in the
Assignment and Assumption pursuant to which
such Lender shall have become a party hereto

Swingline Lender	Bank of America, N.A. 901 Main Street, 14th FL Dallas, Texas 75202 Attention: Keli Torres Facsimile No.: (214) 290-8375

Issuing Bank	Bank of America, N.A. Service Center Coordinator 1000 W. Temple Street, 7th FL Los Angeles, California 90012 Attention: Mané Badalyan Facsimile No.: (888) 277-5577

Schedule 1.01(a)

Excluded Attributable Indebtedness

1.	That Sale and Leaseback Transaction relating to the “Leased Premises” (including the Real Property located at 900 Walnut Ridge Drive, Hartland, Wisconsin, the approximately 81,082 square foot building located thereon and certain fixtures, machinery, equipment and other property related thereto) as defined in and pursuant to the terms and conditions of that certain Lease Agreement, dated as of November 10, 2010, between Merge (WI) LLC and Merge Healthcare Incorporated.

1

Schedule 1.01(b)

Closing Date Immaterial Subsidiaries

1.	CCS Pawlowski GmbH

2.	Cedara Software (Shanghai) Co. Ltd.

3.	Confirma Europe LLC

4.	Confirma Europe GmbH i.L.

5.	etrials Worldwide Limited

6.	O.I.S. Global Ltd. P.C.

7.	Merge Cedara ExchangeCo Limited

2

Schedule 1.01(c)

Subsidiary Guarantors

1.	Merge Asset Management Corp.

2.	Merge eClinical Inc.

3.	Merge Healthcare Solutions Inc.

4.	Merge Interactive, Incorporated

5.	Merge SF Holdings, Inc.

6.	Merge SH Holdings, Inc.

7.	Requisite Software Inc.

3

Schedule 3.19

Insurance

Named Insured	Coverage	Insurance Carrier	Policy Number	Policy Term
Merge Healthcare Incorporated; Merge Asset Management Corp.; Merge eClinical Inc.; Merge Healthcare Solutions Inc.; Merge Interactive, Incorporated; Merge SF Holdings, Inc.; Merge SH Holdings, Inc.; and Requisite Software Inc.	Domestic Package	National Fire Ins. Co. of Hartford	5091060835	02/27/2013–2014

Merge Healthcare Incorporated	Business Automobile	Continental Casualty Company	5091060849	02/27/2013–2014

Merge Healthcare Incorporated	Workers’ Compensation & Employers’ Liability	National Fire Ins. Co. of Hartford	5091060852	02/27/2013–2014

Merge Healthcare Incorporated	Umbrella Liability	Continental Casualty Company	5091060883	02/27/2013–2014

Merge Healthcare Incorporated	Professional Liability / Errors & Omissions	Continental Casualty Company	425665402	02/27/2013–2014

Merge Healthcare Incorporated	North Carolina Flood	FEMA / Travelers / The Standard Fire Insurance Company	60102188782012	06/21/2012–2013

Merge Healthcare Incorporated	North Carolina Excess Flood / DIC	Underwriters at Lloyd’s, London	WF1294913626	02/27/2013–2014

Merge Healthcare Incorporated	Foreign Package	Continental Insurance Company	WP588248576	02/27/2013–2014

Merge Healthcare Incorporated	Canadian Package	Continental Casualty Company	WP588248576	02/27/2013–2014

Merge Healthcare Incorporated	Crime Indemnity	Travelers Casualty and Surety Company	105579997	02/27/2013–2014

Merge Healthcare Incorporated	Fiduciary Liability	Travelers Casualty and Surety Company	105579997	02/27/2013–2014

Merge Healthcare Incorporated	Kidnap / Ransom / Detention	Travelers Casualty and Surety Company	105579997	02/27/2013–2014

4

Named Insured	Coverage	Insurance Carrier	Policy Number	Policy Term
Merge Healthcare Incorporated	Executive Travel Accident	CHUBB / Federal Insurance Company	64097057	02/27/2013–2014

Cedara Software (Shanghai) Co., Ltd.	China Package Policy	Chartis Insurance Company China Limited	CB11001795	01/01/2013–12/31/2013

Merge Healthcare Incorporated	United Kingdom Employers’ Liability	Travelers Insurance Company Limited	2013U21398	02/27/2013–02/26/2014

Merge Healthcare Incorporated	Primary Directors & Officers	XL Specialty Insurance Company	ELU12161612	06/04/2012–2013

Merge Healthcare Incorporated	Excess Directors & Officers	CHUBB / Federal Insurance Company	82221826	06/04/2012–2013

Merge Healthcare Incorporated	Excess Directors & Officers	CHUBB / Federal Insurance Company	82221827	06/04/2012–2013

Merge Healthcare Incorporated	Employment Practices Liability	CHUBB / Federal Insurance Company	82222037	06/04/2012–2013

5

Schedule 5.11(c)

Dissolving Immaterial Subsidiaries

1.	CCS Pawlowski GmbH

2.	Confirma Europe LLC

3.	Confirma Europe GmbH i.L.

4.	etrials Worldwide Limited

5.	O.I.S. Global Ltd. P.C.

6

Schedule 5.15

Post-Closing Obligations

Time Period	Required Actions
Within 30 days (or such longer period as the Collateral Agent may approve in its sole discretion) following the Closing Date	The Collateral Agent shall have received customary endorsements, in form and substance reasonably satisfactory to the Collateral Agent, naming the Collateral Agent as lender’s loss payee or additional insured, as applicable, in respect of the insurance policies required by Section 5.04 of the Credit Agreement and the applicable provisions of the Security Documents

Within 60 days (or such longer period as the Collateral Agent may approve in its sole discretion) following the Closing Date	In accordance with Section 3.4(d) of the Security Agreement and subject to the limitations set forth therein, and except to the extent constituting an Excluded Perfection Action, the Pledgors shall have used commercially reasonable efforts to perfect the security interest of the Collateral Agent in all Deposit Accounts (other than Excluded Accounts) in existence on the Closing Date by Control*

Within 30 days (or such longer period as the Collateral Agent may approve in its sole discretion) following the Closing Date	In accordance with Section 4.5 of the Security Agreement, Borrower shall have used its commercially reasonable efforts to obtain, with respect to the Headquarters, a landlord access agreement in form and substance reasonably satisfactory to the Collateral Agent*

Within 60 days (or such longer period as the Collateral Agent may approve in its sole discretion) following the Closing Date	With respect to any United States Copyrights, Patents and Trademarks of any Pledgor listed on Schedule 14(c), 14(a) and 14(b) of the Perfection Certificate that are not registered under the legal name of such Pledgor, (i) file any corrective assignments or notices of change of legal name that may be required such that all Copyrights, Patents and Trademarks of such Pledgor are registered under such Pledgor’s legal name (the “Corrective IP Filings”) and (ii) execute and deliver to the Collateral Agent such Copyright Security Agreements, Patent Security Agreements, Trademark Security Agreements and such other documents as may be required to confirm the security interest of the Collateral Agent in the United States Copyrights, Patents and Trademarks that are the subject of such Corrective IP Filings, except, in each case, with respect to any such United States Copyrights, Patents and Trademarks (1) where after using commercially reasonable efforts, the consent of any Person who is not a Pledgor or an Affiliate of a Pledgor whose consent is required for such Corrective IP Filings has not been obtained and (2) the United States Copyrights, Patents and Trademarks that are the subject of such Corrective IP Filings are not necessary for or material to each Pledgor’s business as currently conducted and as currently proposed to be conducted *

*	Capitalized terms not defined herein have the meanings ascribed to such terms in the Security Agreement

7

Schedule 6.01(b)

Existing Indebtedness

1.	Attributable Indebtedness described on Schedule 1.01(a).

2.	Indebtedness outstanding on the Closing Date under that certain Agreement to Lease Equipment No. 9296-MM001-0, dated as of September 22, 2011, between Cisco Systems Capital Corporation and Merge Healthcare Incorporated.

3.	Indebtedness outstanding on the Closing Date under that certain Agreement to Lease Equipment No. 9296-MM002-0 between Cisco Systems Capital Corporation and Merge Healthcare Incorporated.

4.	Indebtedness outstanding on the Closing Date under that certain Cost Per Image Rental Agreement No. 891768, dated as of March 30, 2010, between CIT Technology Financing Services, Inc. and Ophthalmic Imaging Systems (predecessor in interest to Merge Healthcare Solutions Inc.).

5.	Indebtedness outstanding on the Closing Date under that certain Lease Agreement, dated as of November 14, 2008, between CIT Technology Financing Services, Inc. and etrials Worldwide, Inc. (predecessor in interest to Merge eClinical Inc.).

6.	Indebtedness outstanding on the Closing Date under that certain Lease Agreement, dated as of January 20, 2009, between Xerox Corporation and Camtronics Medical Systems Ltd. (predecessor in interest to Merge Healthcare Solutions Inc.).

7.	Indebtedness outstanding on the Closing Date under that certain ValuePlan Lease Agreement No. US8H-8WWJQL-2, dated as of August 8, 2012, between IBM Credit LLC and Merge Healthcare Solutions Inc.

8.	Indebtedness outstanding on the Closing Date under that certain Master Lease Agreement, dated as of June 16, 2011, by and between Dell Financial Services L.L.C. and Merge Healthcare Solutions Inc. and each Schedule (as such term is defined therein) entered into in connection therewith.

9.	Indebtedness outstanding on the Closing Date under that certain Agreement No. 647248, dated as of September 15, 2010, between GreatAmerica Leasing Corporation and Merge Healthcare Incorporated.

10.	Indebtedness outstanding on the Closing Date under that certain Lease Agreement, dated as of June 3, 2011, between U.S. Bancorp Business Equipment Finance Group and Abraxas Medical Solutions, Inc. (predecessor in interest to Merge Healthcare Solutions Inc.).

8

11.	Indebtedness outstanding on the Closing Date under that certain Agreement, dated as of September 26, 2008, between Xerox Canada Ltd. and Cedara Software Corp. (predecessor in interest to Merge Healthcare Canada Corp.).

12.	Indebtedness outstanding on the Closing Date under that certain Master Lease, dated as of March 1, 2012, by and between Sentry Financial Corporation and Merge Healthcare Incorporated and each Master Equipment Schedule, Sub-Schedule and Equipment Schedule (as such terms are defined therein) entered into in connection therewith.

13.	Limited Guaranty, dated as of May 29, 2009, by AMICAS, Inc. (now known as Merge Healthcare Solutions Inc.) in favor of Winthrop Resources Corporation pursuant to which AMICAS, Inc. agreed to guarantee the obligations of Shady Grove Radiological Consultants, P.A. under that certain Lease Agreement Number SH120108 by and between Winthrop Resources Corporation and Shady Grove Radiological Consultants, P.A.

14.	Indebtedness outstanding on the Closing Date under that certain Promissory Note, dated as of June 18, 2011, by Merge Healthcare Incorporated in favor of the Wisconsin Department of Commerce in the principal amount of $500,000 with an interest rate of 2% per annum.

9

Schedule 6.02(c)

Existing Liens

1.	All Liens on all property, equipment, assets and other collateral described on the UCC financing statements or registrations described on Annex A attached hereto.

2.	Liens on property, equipment and assets leased pursuant to those agreements listed in items 3 through 13 set forth on Schedule 6.01(b).

10

Annex A

to

Schedule 6.02(c)

Existing UCC Financing Statements

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge Healthcare Incorporated	Secretary of State, State of Delaware	GreatAmerica Leasing Corporation	2010 3144924	09/09/2010	Various sharp copiers, printers and fax machines and all products, proceeds and attachments. This UCC- is filed pursuant to section 9-505 of the Uniform Commercial Code for informational purposes only. This transaction is intended by the lessee and lessor to be a lease.

Merge Healthcare Incorporated	Secretary of State, State of Delaware	Wisconsin Department of Commerce	2011 2337098	06/17/2011	All assets.[1]

[1]	This filing relates to that certain Jobs Tax Credit Agreement, dated as of June 22, 2011 (the “Tax Agreement”), between Merge Healthcare Incorporated (“Merge”) and the Wisconsin Department of Commerce (the “State”), pursuant to which the State has provided Merge with eligibility to receive up to $500,000 in tax benefits that are available to Merge from June 1, 2010 until May 31, 2013. Merge’s eligibility to take and retain such tax benefits is conditioned upon Merge maintaining at least 163 full-time positions in Hartland, Wisconsin for a period of five years from June 1, 2010. Pursuant to Section 5 of the Tax Agreement, if Merge fails to maintain such full-time positions in Hartland, Wisconsin for more than 30 days following notice of such failure from the State, then the State may terminate the Tax Agreement and, upon demand to Merge, recover from Merge the amount of the tax credits disbursed to Merge. To evidence this contingent obligation to repay such tax credits, Merge issued in favor of the State a Promissory Note in the principal amount of $500,000 with an interest rate of 2% per annum, which Promissory Note is payable in 59 monthly installments of $9,622.00 beginning on January 1, 2016 if Merge fails to maintain the required number of full-time positions in Hartland, Wisconsin pursuant to the terms of the Tax Agreement. However, by its terms, the Promissory Note is forgiven in full retroactive to June 1, 2010 if Merge maintains such required full-time positions in Hartland, Wisconsin for the full five-year period.

11

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge Healthcare Incorporated	Secretary of State, State of Delaware	Cisco Systems Capital Corporation	2011 3946335	10/13/2011	This Financing Statement covers all of the Debtor’s right, title and interest, now existing and hereafter arising, in and to the following property, wherever located: (i) all Equipment from time to time subject to that Agreement to Lease Equipment No. 9296-MMOOl-O between Debtor as lessee and Secured Party as lessor, (ii) all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such Equipment, and (iii) all books, records and proceeds relating to the foregoing. For the purposes of this financing statement, “Equipment” shall be defined as routers, router components, other computer networking and telecommunications equipment and other equipment, manufactured by Cisco Systems, Inc., its affiliates and others, together with all software and software license rights relating to the foregoing, and all substitutions, replacements, upgrades, repairs, parts and attachments, improvements and accessions thereto. Some or all of the transactions that are the subject of this financing statement may be intended by the parties to be true leases, to which extent this filing is intended as a precautionary filing.

Merge Healthcare Incorporated And Merge Healthcare Solutions, Inc.[2]	Secretary of State, State of Delaware	Republic Bank	2012 1887753	04/27/2012

1) All equipment referenced in Sub-Schedules to Master Equipment Schedule No.1 dated March 1. 2012. to Master Lease dated as of March 1, 2012, between Sentry Financial Corporation, as lessor. and Merge Healthcare Incorporated and/or Merger Healthcare Solutions. Inc., as lessee, whether now owned or hereafter acquired, together with all substitutions. Proceeds, accessions, attachments and additions thereto. This UCC-1 financing statement is filed pursuant to Section 9-505 of the Uniform Commercial Code for informational purposes only. The transaction covered by this UCC-l is intended by the Lessor and Lessee to be a True Lease. 2) All general (purchase orders, contracts. agreements, etc.) for the acquisition of the equipment referenced in the paragraph immediately above, whether now owned or hereafter acquired, together with all substitutions, proceeds, and additions thereto. 3) All equipment, general intangible, and Existing Leases referenced In the Progress Payment Request NO.1, dated April 25. 2012 among Merge Healthcare Incorporated. Merge Healthcare Solutions, Inc., and Sentry Financial Corporation. Whether now owned or hereafter acquired, together with all substitutions, proceeds, and additions thereto.

Amendment: 06/22/2012 – Added Collateral

4) All equipment, general intangibles, and Existing Leases referenced in Progress Payment Request No.2, dated June 19, 2012 and in all subsequent Progress Payment Requests among Merge Healthcare Incorporated, Merge Healthcare Solutions, Inc., and Sentry Financial Corporation, whether now owned or hereafter acquired, together with all substitutions, proceeds, and additions thereto.

[2]	The filed UCC lists the name for Merge Healthcare Solutions Inc. with a comma. There should be no comma.

12

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral

Assignment: 07/20/2012 – Assigning MB Financial Bank, N.A. (See below for assigned collateral)

All equipment referenced in Certificate of Acceptance No.1 to Sub-Schedule No.1 to Master Equipment Schedule No.1 dated March 1. 2012. to Master Lease dated as of March 1. 2012, between Sentry Financial Corporation. as lessor, and Merge Healthcare Incorporated and/or Merge Healthcare Solutions, Inc., as lessee, whether now owned or hereafter acquired, together with all substitutions, proceeds, accessions, attachments and additions thereto. This UCC-1 financing statement is filed pursuant to Section 9-505 of the Uniform Commercial Code for informational purposes only. The transaction covered by this UCC-l is intended by the Lessor and Lessee to be a True lease.

Assignment: 08/07/2012— Republic Bank—(See below for assigned collateral)

All equipment referenced in Progress Payment Requests Nos. 2 and 3 among Merge Healthcare Incorporated. Merge Healthcare Solutions. Inc. and Sentry Financial Corporation, issued pursuant to Master Equipment Schedule No.1 dated March 1. 2012, to Master Lease dated as of March 1, 2012, between Sentry Financial Corporation, as lessor, and Merge Healthcare Incorporated, and/or Merge Healthcare Solutions. Inc., as lessee, whether now owned or hereafter acquired, together with all substitutions, proceeds, accessions, attachments and additions thereto.

Assignment: 08/24/2012— Republic Bank—(See below for assigned collateral)

All equipment referenced in Certificates of Acceptance No. 1 to Sub-Schedule Nos. 2, 3, 4 and 5 to Master Equipment Schedule No. 1 dated March 1, 2012, to Mater Lease dated as of March 1, 2012, between Sentry Financial Corporation, as lessor, and Merge Healthcare Incorporated and/or Merge Healthcare Solutions. Inc., as lessee, whether now owned or hereafter acquired. together with all substitutions, proceeds, accessions. Attachments, and additions thereto. This UCC-1 financing statement is filed pursuant to Section 9-505 of the Uniform Commercial Code for informational purposes only. The transaction covered by this UCC-1 is intended by the Lessor and Lessee to be a True Lease.

13

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral

Assignment: 11/01/2012—Republic Bank—(See below for assigned collateral)

All equipment referenced in Sub-Schedule No. 2 to Master Equipment Schedule No.1 dated March 1. 2012, to Mater Lease dated as of March 1, 2012, between Sentry Financial Corporation, as lessor, and Merge healthcare Incorporated and/or Merge healthcare Solutions, inc., as lessee, whether now owned or hereafter acquired, together with all substitutions, proceeds, accessions, attachments and additions thereto. This UCC-1 financing statement is filed pursuant to Section 9-505 of the Uniform Commercial Code for informational purposes only. The transaction covered by this UCC-1 is intended buy the Lessor and Lessee to be a True Lease.

Assignment: 01/08/2013—Republic Bank—(See below for assigned collateral)

All equipment referenced in Sub-Schedule No. 3 and 4 to Master Equipment Schedule No. 1 dated March 1. 2012, to Master Lease dated as of March 1, 2012, between Sentry Financial Corporation, as lessor, and Merge Healthcare Incorporated and/or Merge Healthcare Solutions, Inc., as lessee. whether now owned or hereafter acquired, together with all substitutions, proceeds, accessions, attachments and additions thereto. This UCC·1 financing statement is filed pursuant to Section 9-505 of the Uniform

Commercial Code for informational purposes only. The transaction covered by this UCC-1 is intended buy the Lessor and lessee to be a True lease.

Merge Healthcare Incorporated	Secretary of State, State of Delaware	Cisco Systems Capital Corporation	2013 0670795	02/20/2013	This Financing Statement covers all of the Debtor1s right, title and interest, now existing and hereafter arising, in and to the following property, wherever located: (i) all Equipment from time to time subject to that Agreement to Lease Equipment No. 9296-MM002-0 between Debtor as lessee and Secured Party as lessor, (ii) all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such Equipment, and (iii) all books, records and proceeds relating to the foregoing. For the purposes of this financing statement, “Equipment” shall be defined as routers, router components, other computer networking and telecommunications equipment and other equipment, manufactured by Cisco Systems, Inc., its affiliates and others, together with all software and software license rights relating to the foregoing, and all substitutions, replacements, upgrades, repairs, parts and attachments, improvements and accessions thereto. Some or all of the transactions that are the subject of this financing statement ma¥ be intended by the parties to be true leases, to which extent this filing is intended as a precautionary filing.

14

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge Healthcare Solutions Inc.	Secretary of State, State of Delaware	Dell Financial Services L.L.C.	2011 3886317	10/10/2011	All computer equipment peripherals, and other equipment (collectively “Equipment”) wherever located, financed under and described in the Master Lease Agreement (“MLA”) between Lessee and Lessor and all of Lessee’s rights, title and interest in and to use any software and services (collectively “Software”) financed under and described in the MLA, along with any modifications or supplements to the MLA which are incorporated or evidenced in writing and all substitutions, additions, accessions and replacements to the Equipment or Software now or hereafter installed in, affixed to, or used in conjunction with the Equipment or Software and the proceeds thereof together with all payments, insurance proceeds, credits or refunds obtained by Lessee from a manufacturer, licensor or serV1ce provider, or other proceeds and payments due and to become due and arising from or relating to such Equipment, Software or the MLA.

Merge Healthcare Solutions Inc.[3]	Secretary of State, State of Delaware	IBM Credit LLC	2012 4322485	11/08/2012	All of the following equipment together with all related software, whether now owned or hereafter acquired and wherever located (all as more fully described in IBM Credit LLC agreement number(s) H30624) including one or more of the following: 7987-HCl (IBM), 9993-005 (IBM), 999E-002 (IBM), 999E-004 (IBM), 999E-005 (IBM), 9BPP-004 (IBM) all additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, includ1ng, without limitation, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software. IBM Credit LLC files this notice as a precautionary filing. See UCC 9-505. (11/08/12) UCC Log Number, CPVPOH3D624 1206780

[3]	The filed UCC does not contain a period after “Inc.”

15

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge Healthcare Solutions Inc.	Secretary of State, State of Delaware	AILCO Equipment Finance Group, Inc.	2012 5050515	12/27/2012

1 New Sharp MX-M623N Digital Imager S/N: 25001679

I New Sharp MX-FN15 50 Sheet Staple Finisher S/N: 2BA00200

1 New Sharp MX-3110N Digital Color Imager S/N: 25066528

1 New Sharp MX-DE14 3 x 500 Sheet Paper Drawer S/N: 2EOOl220

1 New Sharp MX-FNI7 Internal Staple Finisher S/N: 2L008126

1 New Sharp MX-TR12 Exit Tray Un1t

1 New Sharp MX-PNIIB Hole-Punch Unit S/N: lL000881

1 New Sharp MX-FXll Fax Expansion Kit S/N: 2T20603X

1 New Sharp MX-M623N Digital Imager S/N: 25003023

1 New Sharp MX-FN1550 Sheet Staple Finisher S/N: 2BA00189

1 New Sharp MX-FXX2 Fax Expansion Kit S/N: 2T205031

1 New Sharp MX-M623N Digital Imager S/N: 25006363

1 New Sharp MX-FN15 50 Sheet Staple Finisher S/N: 2BA0021D

1 New Sharp MX-FXX2 Fax Expansion Kit S/N: 2T200781

1 New Sharp MX-6240N Digital Color Imager S/N: 25217413

1 New Sharp MX-FN19 50 Sheet Staple Finisher S/N: 2BA00423

1 New Sharp MX-RB12 Paper Pass Unit S/N: 2LOO0956

1 New Sharp MX-TR14 Right Side Exit Tra7

1 New Sharp MX-FX11 Fax Expansion Kit S N: 2T20605X

1 New Sharp MX-M363N Digital Imager S/N: 25005161

1 New Sharp MX-DEX9 2 x 500 Sheet Paper Trays S/N: 2EOO1998

1 New Sharp MX-FNX9 Internal Staple Finisher S/N: 2LO11179

1 New Sharp MX-TRX2 Right Side Exit Tray

1 New Sharp MX-3110N Digital Color Imager S/N: 25028246

    1 New Sharp MX-DE14 3 x 500 Sheet Paper Drawer S/N: 2EOO1335

1 New Sharp MX-FN17 Internal Staple Finisher SiN: 2L005685

1 New Sharp MX-TR12 Right Side Exit Tray

1 New Sharp MX-FX11 Fax Expansion Kit S N: 2T20601X

Including all attachments, accessories, appurtenances, accessions & substitutions this is a lease transaction. We do not feel that this transaction is subject to the uniform commercial code, but is filed in the event that it is subject to the same.

Merge Healthcare Solutions Inc.	Secretary of State, State of Delaware	AILCO Equipment Finance Group, Inc.	2013 0473596	02/05/2013

This is a lease transaction. We do not feel that this transaction is subject to the uniform commercial code, but is filed in the event that it is subject to the same.

Amendment: 03/22/2013 – Restated Collateral as follows:

1 New Sharp MX3110N Digital Imager SIN: 25066008

1 New Sharp MXDE14 500 Sheet Paper Tray SIN: 2E002440

1 New Sharp MXFN17 Internal Staple Finisher SIN: 2L001580

1 New Sharp MXPN11B Hole Punch Unit SIN: 2T201956

1 New Sharp MXFX11 Fax Expansion Tray SIN: 2L000841

1 New Sharp MXTR12 Right Side Exit Tray

16

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge SF Holdings, Inc.	Secretary of State, State of Delaware	Chase Equipment Finance, Inc.	2011 4137843	10/26/2011

Lease: Equipment Schedule No. 22 dated as of May 1, 2010, to Master Lease dated as of September 30, 1994 between Sentry Financial Corporation (as assignee of original lessor Lifeclinic Finance Corporation), as lessor, and Wegmans Food Markets, Inc., as lessee (“Lease”), which Lease was assigned to Merge SF Holdings, Inc. pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Merge SF Holdings, Inc., as buyer.

Equipment: The equipment owned by Sentry and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201425	10/31/2011

Lease: Equipment Schedule No. 51 dated as of March 1, 2009, to Master Equipment Lease dated January 1, 1998 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and CVS Pharmacy, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201433	10/31/2011

Lease: Equipment Schedule No. 51 dated as of March 1, 2009, to Master Equipment Lease dated January 1, 1998 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and CVS Pharmacy, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201441	10/31/2011

Lease: Equipment Schedule No. 20 dated as of March I, 2006 to Master Lease dated November 1, 1996 entered into between Sentry Financial Corporation (as assignee of orig1nal lessor Lifeclinic Finance Corporation), as lessor, and The Kroger Co, as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201458	10/31/2011

Lease: Equipment Schedule No.1 dated as of February 23, 2007, to Master Lease dated February 23, 2007 entered into between Sentry Financial Corporation (as assignee of original lessor Lifeclinic Finance Corporation) ( as lessor and Save Mart Supermarkets, as lessee (“Lease”) which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the lease.

17

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge SF Holdings, Inc.	Secretary of State, State of Delaware	Hitachi Capital America Corp.	2011 4201466	10/31/2011

Lease: Equipment Schedule No. 52 dated as of March 1, 2009, to Master Equipment Lease dated January 1, 1998 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and CVS Pharmacy, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201474	10/31/2011

Lease: Equipment Schedule No. 30 dated as of October 27, 2006, to Master Lease dated February 10, 1993 entered into between Sentry Financial Corporation (as assignee of original lessor CAS Finance Corporation), as lessor, and Safeway, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	Citizens Community Bank	2011 4201482	10/31/2011

Lease: Equipment Schedule No.1 dated June 25, 2007, to Master Lease dated June 25 2007 entered into between Sentry Financial Corporation (as assignee of original lessor Lifeclinic Finance Corporation), as lessor, and Albertson’s, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by debtor and leased under the lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201490	10/31/2011

Lease: Equipment Schedule No. 35 dated as of November 29, 2010, to Master Lease dated January 1, 1996 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and Wakefern Food Corp., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	Republic Bank	2011 4201508	10/31/2011

Leases: Equipment Schedule Nos. 23, 24, 25 26, and 27 dated as of April 1, 2008, to Master Lease dated December 24, 1993 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and Rite Aid Corporation, as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Leases.

18

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201516	10/31/2011

Lease: Equipment Schedule No. 32 dated as of March 17, 2008 to Master Lease dated February 10, 1993 entered into between Sentry Financial Corporation (as assignee of original lessor Lifeclinic Finance Corporation), as lessor, and Safeway, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	Beverly Bank & Trust Company N.A.	2011 4201524	10/31/2011

Lease: Equipment Schedule No.3 dated as of May 28, 2010, to Master Lease Agreement dated as of January 1, 2004, between Sentry Financial Corporation (as assignee original lessor Lifecl1nic F1nance Corporation), as lessor, and Winn-Dixie stores, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer,

Equipment: The equipment leased under the Lease, together with all substitutions, proceeds, accessions, attachments and additions thereto except any of the foregoing which are not financed by Secured Party.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201532	10/31/2011

Lease: Equipment Schedule No.4 dated as of September 30, 2007, to Master Lease dated August 30, 2004 entered into between Sentry Financial Corporation (as assignee of original lessor LifeClinic Finance Corporation), as lessor, and Publix Super Markets, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that Certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201540	10/31/2011

Lease: Equipment Schedule No.2 dated as of March 24, 2008 to Master Lease dated February 1{ 2005 entered into between Sentry Financial Corporation (as assignee of oriq1nal lessor, Lifeclinic Finance Corporation), as lessor, and Hannaford Bros. Co., Kash n’ Karry Food Stores, Inc., J.H. Harvey Co., LLC, and Food Lion, LLC, as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

19

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge SF Holdings, Inc.	Secretary of State, State of Delaware	Republic Bank	2011 4201557	10/31/2011

Lease: Equipment Schedule No.2 dated as of November 8, 2010, to Master Lease dated May 3, 2005 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and Giant Eagle, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201565	10/31/2011

Lease: Equipment Schedule No. 54 dated as of April 1, 2009, to Master Equipment Lease dated January 1, 1998 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and CVS Pharmacy, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201573	10/31/2011

Lease: Equipment Schedule No.2 dated as of February 1, 2007, to Master Lease dated May 5, 2005 between Sentry Financial Corporation (as assignee of original lessor L1feclinic Finance Corporation), as Lessor, and SUPERVALU, Inc., SUPERVALU Pharmacies, Inc., Keltsch Bros., Inc., and Shoppers Food Warehouse Corporation, as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor under the lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201581	10/31/2011

Leases: Equipment Schedule No. 50 dated as of March 1, 2009, to Master Lease dated January I, 1998 entered into between Sentry Financial Corporation (as assignee of original lessor, Lifeclinic Finance Corporation), as lessor, and CVS Pharmacy, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between entry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

20

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Description of Collateral
Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201599	10/31/2011

Lease: Equipment Schedule No.5 dated as of December 2, 2008, to Master Lease dated August 30, 2004 entered into between Sentry Financial Corporation (as assignee of original lessor LifeClinic Finance Corporation), as lessor, and Publix Super Markets, Inc., as lessee (“Lease”), which Lease was assigned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the Lease.

Merge SF Holdings, Inc.	Secretary of State, State of Delaware	MB Financial Bank, N.A.	2011 4201607	10/31/2011

Lease: Equipment Schedule No.2 dated as of November 10, 2009, to Master Lease dated February 23, 2007 entered into between Sentry Financial Corporation (as assignee of original lessor Lifeclinic Finance Corporation), as lessor and Save Mart Supermarkets, as lessee (“Lease”), which Lease was ass1gned to Debtor pursuant to that certain Sales Agreement dated as of October 24, 2011 between Sentry Financial Corporation, as seller and Debtor, as buyer.

Equipment: The equipment owned by Debtor and leased under the lease.

21

Schedule 6.04(b)

Existing Investments

1.	Investment in the form of the equity securities of Medipattern Corp. with a carrying value of approximately $56,000 as of March 31, 2013.

2.	Investment in the form of the equity securities of MRI Interventions Inc. with a carrying value of approximately $1,575,300 as of March 31, 2013.

3.	Cash Investment in HealthBox LLC in the amount of $240,000 with a carrying value of approximately $151,865 as of March 31, 2013.

4.	Merge Healthcare Canada Corp. owns 550,700 shares (20.1%) of the 2,787,644 common shares outstanding of UltraRAD Corporation with a book value of $313,000.

22

Schedule 6.09

Transactions with Affiliates

1.	Consulting Agreement, effective as of January 1, 2009 (as amended, modified or supplemented from time to time), by and between Merge Healthcare Incorporated (“Merge”) and Merrick RIS, LLC (“Merrick”), pursuant to which Merrick agrees to provide certain services to Merge, including, without limitation, financial analysis and strategic planning services. The Consulting Agreement, as amended, expires December 31, 2013 and includes, among other things, a quarterly retainer payable to Merrick of $200,000, a success payment to Merrick in the event of a sale of Merge of 2% of the total consideration received if the total consideration is greater than $1 billion and 1% of the total consideration received if the total consideration is less than $1 billion, and a success payment of $250,000 in the event that Merge acquires another entity.

2.	Asset Purchase Agreement, dated as of July 30, 2010, by and between Merge and Merrick Healthcare Solutions, LLC d/b/a Olivia Greets, pursuant to which Merge acquired substantially all of the assets of Olivia Greets from Merrick Healthcare Solutions, LLC, an affiliate of Merrick, for 500,000 shares of Merge’s common stock.

3.	Master Services Agreement, dated December 2011 (as amended, modified or supplemented from time to time), by and between Merge Healthcare Canada Corp. and higi llc (“higi”) (Merrick Ventures, LLC owns 75% of the issued and outstanding Equity Interests of higi), pursuant to which Merge agrees to provide higi with certain professional services, including software engineering design, application and web portal development for a fixed payment of $700,000. In addition, the Master Services Agreement grants higi certain branding rights related to Merge’s health station business and requires higi to pay Merge a fixed annual fee of $100 per station for each station that is branded with higi’s trademarks and that includes higi’s software, images and/or other intellectual property. The agreement has an initial term of one year, with continuing renewal rights, and is subject to termination on 120 days notice.

4.	Letter agreement, dated as of March 22, 2012, between higi and Merge Healthcare Solutions Inc. for the sale of 500 Merge Motion Kiosks to higi for total consideration of $2,750,000.

5.	Agreement made as of September 8, 2010 between Merrick Ventures, LLC and Merge pursuant to which Merge subleases approximately 11,900 square feet of office space at 200 E. Randolph street, 20th Floor, Chicago, IL at the same monthly rental rate as Merrick Ventures, LLC pays under its sublease for this space, which is currently $19,890 per month, terminating on December 9, 2013.

6.

Agreement, dated as of February 24, 2012, by and between Merge and Merrick Ventures, LLC pursuant to which Merge subleases approximately 4,700 square feet of office space at 200 E. Randolph street, 22nd Floor, Chicago, IL at an annual rental rate of $100,000,

23

terminating on December 13, 2013. The rent is paid to Merrick Ventures, LLC monthly and is exactly the same rate as Merrick Ventures, LLC currently pays under its lease. Under the Assignment, Merge will also pay approximately $70,000 (which represents the book value) for all fixtures, leasehold improvements and furniture located in the space.

7.	Immediately prior to the Closing Date, Merrick, or an Affiliate of Merrick, held $10,000,000 aggregate principal amount of the Existing Notes, which are subject to the Refinancing Transaction.

24

EXHIBIT A

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit, Guarantees, and Swingline Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Lender, an Affiliate of a Lender or an Approved Fund][1]

3.	Borrower:	MERGE HEALTHCARE INCORPORATED, a Delaware corporation

4.	Administrative Agent:	JEFFERIES FINANCE LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time) among Borrower, the Subsidiary Guarantors, the Lenders parties thereto, the Issuing Bank, the Swingline Lender, the Administrative Agent, and the other Agents parties thereto.

[1]	Select as applicable

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
Term Loan Facility	$	$		%
Revolving Credit Facility	$	$		%
	$	$		%

[7.	Trade Date: ][3]

Effective Date: [            ], 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Page Follows]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][4] Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

[Consented to and][5] Accepted:

BANK OF AMERICA, N.A., as
[Swing Line Lender [and/or] Issuing Bank]

By:
Name:
Title:

[Consented to:][6]

MERGE HEALTHCARE INCORPORATED, as Borrower

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Swingline Lender and Issuing Bank is required by the terms of the Credit Agreement
[6]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

By:
Name:
Title:

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Assumption), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form provided by the Administrative Agent and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

EXHIBIT B

[Form of]

BORROWING REQUEST

Jefferies Finance LLC,

    as Administrative Agent for

    the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – Merge Healthcare Incorporated

Facsimile: (212) 284-3444

[and

Bank of America, N.A.,

    as Swingline Lender

901 Main Street, 14th FL

Dallas, Texas 75202

Attention: Keli Torres

Facsimile No.: (214) 290-8375]1

Re: Merge Healthcare Incorporated	[ ], 20[ ]

Ladies and Gentlemen:

Reference is made to the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives you notice pursuant to Section [2.03]/[2.17(b)]2 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and, in connection therewith, sets forth below the terms on which such Borrowing is requested to be made:

[1]	Include in any Borrowing Request for a Swingline Loan.
[2]	Reference Section 2.17(b) for Swingline Loan requests.

(A) Class of Borrowing:	[Revolving Borrowing] [Term Borrowing] [Swingline Loan]

(B) Principal amount of Borrowing:[3]

(C) Date of Borrowing
(which is a Business Day):

(D) Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]

(E) Interest Period and the last day thereof:[4]

(F) Funds are requested to be disbursed
to Borrower’s account with:

Account No.

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b) and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[3]	See Section 2.02(a) of the Credit Agreement for minimum borrowing amounts.
[4]	To be inserted if a Eurodollar Borrowing, and to be subject to the definition of “Interest Period” in the Credit Agreement.

MERGE HEALTHCARE INCORPORATED, a Delaware corporation

By:
Name:
Title:

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

[                ], 20[        ]

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(c) of the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [specify type of Financial Officer] of Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”), which Financial Statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.10 of the Credit Agreement.

[5. Attached hereto as Attachment 3 are the computations showing Borrower’s calculation of Excess Cash Flow.]1

6. Attached hereto as Attachment 4 is a list of all Immaterial Subsidiaries as of the date of such Financial Statements. All such Subsidiaries designated as Immaterial Subsidiaries comply with the requirements set forth in the definition of “Immaterial Subsidiaries”.

[1]	To be inserted only in connection with the delivery of annual reports pursuant to Section 5.01(a) of the Credit Agreement.

7. Attached hereto as Attachment 5 is a calculation of the Cumulative Amount as of the date of the Financial Statements, including a description of all uses of the Cumulative Amount for the fiscal period covered by the Financial Statements.

[Signature Page Follows]

IN WITNESS WHEREOF, I execute this Certificate as of the date set forth above.

MERGE HEALTHCARE INCORPORATED, a Delaware corporation

By:
Name:
Title: [Financial Officer]

ATTACHMENT 1

TO

COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [            ], and pertains to the fiscal [quarter] [year] ended [            ].

ATTACHMENT 2

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of financial covenants]

ATTACHMENT 3

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of Excess Cash Flow]

ATTACHMENT 4

TO

COMPLIANCE CERTIFICATE

[Set forth list of Immaterial Subsidiaries]

ATTACHMENT 5

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of Cumulative Amount]

EXHIBIT D

[Form of]

INTERCOMPANY NOTE

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY

NOTE

Note Number: 1	Dated: [ ], 20[ ]

FOR VALUE RECEIVED, Borrower (as defined below), and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated demand promissory note (this “Promissory Note”) as a Payor (as defined below) promises to pay to the order of a Payee (as defined below) that makes loans to such Payor (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which is a Loan Party which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”; it being acknowledged and agreed that this Promissory Note shall not evidence any loans or advances made by any Group Member which is not a Loan Party), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown in the books and records of such Payee. The failure to show any such indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Unless otherwise defined herein, terms defined in the Credit Agreement (hereinafter defined) and used herein shall have the meanings given to them in that certain credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s Secured Obligations under the Credit Agreement, the Security Agreement and the other Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may exercise all the rights of the Payees under this Promissory Note in accordance with the terms and conditions of the Security Agreement and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations until the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amount payable (other than contingent indemnification obligations) under any Loan Document shall have been paid in full, all Letters of Credit have been canceled or have expired (except to the extent Cash Collateralized in accordance with the Credit Agreement) and all amounts drawn thereunder have been reimbursed in full and the Commitments have been terminated; provided, that each Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the security or collateral given to the Collateral Agent or any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Administrative Agent or any Secured Party in such assets; provided, that each Payee may ask, demand, sue for, take or receive any payment from any Payor unless an Event of Default shall have occurred and be continuing. Except to the extent not prohibited by the Credit Agreement or the Security Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amount payable (other than contingent indemnification obligations) under any Loan Document shall have been paid in full, all Letters of Credit have been canceled or have expired (except to the extent Cash Collateralized in accordance with the Credit Agreement) and all amounts drawn thereunder have been reimbursed in full and the Commitments have been terminated.

This Promissory Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable Legal Requirements by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Promissory Note in any jurisdiction.

From time to time after the date hereof, additional Subsidiaries of Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Promissory Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Payor and Payee has caused this Intercompany Subordinated Demand Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[LOAN PARTIES], as a Payor and Payee

By:
Name:
Title:

[OTHER SUBSIDIARIES], as a Payor

By:
Name:
Title:

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to             all of its right, title and interest in and to the Intercompany Subordinated Demand Promissory Note, dated [            ], 20[    ] (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by Borrower and each Subsidiary thereof which is a party thereto or any other person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) that are Loan Parties on the date of the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members shall, to the extent required by Section 5.11(c) of the Credit Agreement, become parties to the Promissory Note (each, an “Additional Payee”) and, if such Subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

Dated:

[LOAN PARTIES], as a Payee

By:
Name:
Title:

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[                ], 20[        ]

Jefferies Finance LLC

    as Administrative Agent for

    the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – Merge Healthcare Incorporated

Telecopy: (212) 284-3444

Re: Merge Healthcare Incorporated

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives the Administrative Agent notice that Borrower hereby requests:

[Option A—Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $            in principal amount of presently outstanding Eurodollar             Borrowings1 with a final Interest Payment Date of             ,             to ABR Borrowings on             ,             (which is a Business Day).]

[Option B—Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $            in principal amount of presently outstanding ABR             Borrowings2 to Eurodollar Borrowings on             ,             (which is a Business Day). The Interest Period for such Eurodollar Borrowings is             month[s].]

[Option C—Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $            in presently outstanding Eurodollar

[1]	Identify as Eurodollar Term Borrowings or Eurodollar Revolving Borrowings.
[2]	Identify as ABR Term Borrowings or ABR Revolving Borrowings.

            Borrowings3 with a final Interest Payment Date of             ,             (which is a Business Day). The Interest Period for such Eurodollar Borrowings is             month[s].]

[Signature Page Follows]

[3]	Identify as Eurodollar Term Borrowings or Eurodollar Revolving Borrowings.

Very truly yours,

MERGE HEALTHCARE INCORPORATED, a Delaware corporation

By
Name:
Title

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

[Reserved]

G-1

EXHIBIT H

[Form of]

LC REQUEST

[            ], 20[    ]

Jefferies Finance LLC,

    as Administrative Agent

    for the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – Merge Healthcare Incorporated

and

Bank of America, N.A.,

    as Issuing Bank

Service Center Coordinator

1000 W. Temple Street, 7th FL

Los Angeles, California 90012

Attention: Mané Badalyan

Facsimile No.: (888) 277-5577

Re: Merge Healthcare Incorporated

Ladies and Gentlemen:

Reference is made to the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Borrower hereby gives notice, pursuant to Section 2.18(b) of the Credit Agreement, that Borrower hereby requests the issuance of a Letter of Credit under the Credit Agreement and, in connection therewith, sets forth below the information relating to such issuance (the “Proposed Issuance”):

(i) The requested date of the Proposed Issuance:

(which is a Business Day)

(ii) The face amount of the proposed Letter of Credit:	$

(iii) The requested expiration date of such Letter of Credit:

(iv)	The Proposed Issuance is requested for the account of [Borrower] [[ ], a Subsidiary of Borrower (provided that Borrower shall remain jointly and severally liable as co-applicant)].

(v)	The name and address of the beneficiary of such requested Letter of Credit is:

(vi)	Any documents to be presented by such beneficiary in connection with any drawing under the requested Letter of Credit, including any certificate(s), application or form of such requested Letter of Credit, are attached hereto as Attachment 1 or described therein.]

[Borrower hereby gives notice, pursuant to Section 2.18(b) of the Credit Agreement, that Borrower hereby requests the amendment, renewal or extension of an outstanding Letter of Credit under the Credit Agreement and, in connection therewith, sets forth below the information below relating to such proposed amendment, renewal or extension (the “Proposed Modification”):

(i)	A copy of the outstanding Letter of Credit requested to be amended, renewed or extended is attached hereto as Attachment [1][2].

(ii)	The requested date of the Proposed Modification:

(which shall be a Business Day)

(iii)	The nature of the proposed amendment, renewal or extension:

]

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the [Proposed Issuance] [Proposed Modification]:

(A) the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects on and as of the date of the [Proposed Issuance] [Proposed Modification], after giving effect to the [Proposed Issuance] [Proposed Modification] requested hereby, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(B) at the time of and immediately after giving effect to the [Proposed Issuance] [Proposed Modification], no Default shall have occurred or be continuing on such date; and

(C) after giving effect to the [Proposed Issuance] [Proposed Modification] the LC Exposure does not exceed the LC Commitment and the total Revolving Exposures do not exceed the total Revolving Commitments.

[Signature Page Follows]

Very truly yours,

MERGE HEALTHCARE INCORPORATED, a Delaware corporation

By:
Name:
Title:

[ATTACHMENT 1

TO

LC REQUEST

[Documents to be Presented in Connection with any Drawing under the

Requested Letter of Credit]]

[ATTACHMENT [1][2]

TO

LC REQUEST

[Outstanding Letter of Credit]]

EXHIBIT I-1

[Form of]

TERM NOTE

$[ ]	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ] or its registered assigns (the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of [            ] DOLLARS or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Term Note (this “Note”) may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

MERGE HEALTHCARE INCORPORATED, as Borrower

By:
Name:
Title:

EXHIBIT I-2

[Form of]

REVOLVING NOTE

$[ ]	New York, New York [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), hereby promises to pay to [            ] or its registered assigns (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) [            ] DOLLARS and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Revolving Note (this “Note”) may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

I-2-1

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

I-2-2

MERGE HEALTHCARE INCOPORATED,
as Borrower

By:
Name:
Title:

I-2-3

EXHIBIT I-3

[Form of]

SWINGLINE NOTE

$[ ]	New York, New York [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), hereby promises to pay to [            ] or its registered assigns (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) [            ] DOLLARS and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Swingline Note (this “Note”) may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

I-3-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

I-3-2

MERGE HEALTHCARE INCORPORATED,
as Borrower

By:
Name:
Title:

I-3-3

EXHIBIT J-1

[Form of]

PERFECTION CERTIFICATE

April 23, 2013

Reference is hereby made to (i) that certain security agreement dated as of April 23, 2013 (the “Security Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the subsidiary guarantors party thereto (collectively, the “Subsidiary Guarantors”; and together with the Borrower, each a “Company”) and the Collateral Agent (as hereinafter defined) and (ii) that certain credit agreement, dated as of April 23, 2013 (the “Credit Agreement”), among Borrower, the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and the other Agents party thereto. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and each of the Secured Parties as follows:

1. Names. (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a) hereto. Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) hereto and (ii) a registered organization except to the extent disclosed in Schedule 1(a) hereto. Also set forth in Schedule 1(a) hereto is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Schedule 1(b) hereto sets forth any other corporate or organizational names each Company has had in the past five years, together with the date of any relevant change.

(c) Schedule 1(c) hereto sets forth a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which any Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Schedule 1(c) hereto also sets forth the information required by Section 1 hereto for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Except as set forth in Schedule 1(c) hereto, no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b)Schedule 2(b) hereto sets forth all locations where each Company maintains any books or records relating to any Collateral.

J-1-1

(c) Schedule 2(c) hereto sets forth all the other places of business of each Company.

(d) Schedule 2(d) hereto sets forth all locations not identified on Schedule 2(c) hereto where each Company maintains any of the Collateral consisting of inventory or equipment (whether or not in the possession of any Company) except to the extent that the fair market value of inventory and equipment at all locations not identified on Schedule 2(c) or Schedule 2(d) hereto does not exceed $250,000 individually or $500,000 in the aggregate.

(e) Schedule 2(e) hereto sets forth the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment, except to the extent that the fair market value of instruments, chattel paper, inventory or equipment not identified on Schedule 2(e) hereto does not exceed $250,000 individually or $500,000 in the aggregate.

3. [Reserved]

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Schedule 5 hereto is a true and accurate summary of file search reports from (i) the Uniform Commercial Code filing offices (x) in each jurisdiction identified on Schedule 1(a) or Schedule 2 with respect to each legal name set forth on Schedule 1(a) and Schedule 1(b) and (y) in each jurisdiction described in Schedule 1(c) hereto or Schedule 4 hereto relating to any of the transactions described in Schedule (1)(c) hereto or Schedule 4 hereto with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (ii) each filing officer in each real estate recording office identified on Schedule 8 hereto with respect to real estate on which Collateral consisting of fixtures is or is to be located. A copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

6. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 hereto relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereto.

7. Schedule of Filings. Schedule 7 hereto sets forth (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 14(c) hereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.

8. Real Property. Schedule 8 hereto sets forth all real property owned or leased by each Company.

9. Termination Statements. Attached hereto as Schedule 9(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.

J-1-2

10. [Reserved]

11. Stock Ownership and Other Equity Interests. Schedule 11 hereto sets forth (i) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Company and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests, and (ii) each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made except to the extent such equity investment is held in a Securities Account set forth on Schedule 16 hereto.

12. Instruments and Tangible Chattel Paper. Schedule 12 hereto sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies, except to the extent that the amount of the items not identified on Schedule 12 hereto does not exceed $250,000 individually or $500,000 in the aggregate.

13. [Reserved]

14. Intellectual Property. (a) Patents. Schedule 14(a) hereto sets forth all of each Company’s Patents issued from, and Patent Applications pending in, the United States Patent and Trademark Office (“USPTO”); Patent Licenses recorded in the USPTO; all other Patents issued from, or Patent Applications pending in, all patent-granting authorities; all other Patent Licenses, recorded or unrecorded; and including, with respect to each of the foregoing Patents and Patent Applications, the name of the owner and the number of each such Patent or Patent Application. For purposes of this Section 14(a), the terms “Patent,” “Patent Application” and “Patent License” shall have the meanings given to them in the Security Agreement.

(b) Trademarks. Schedule 14(b) hereto sets forth all of each Company’s Trademarks registered with, and Trademark Applications pending in, the USPTO; Trademark Licenses recorded in the USPTO; all other Trademarks registered with, or Trademark Applications pending in, an authority other than the USPTO; all unregistered Trademarks; all other Trademark Licenses, recorded or unrecorded; and including, with respect to each of the foregoing registered Trademarks and Trademark Applications, the name of the owner and the number of each such registered Trademark or Trademark Application. For purposes of this Section 14(b), the terms “Trademark,” “Trademark Application” and “Trademark License” shall have the meanings given to them in the Security Agreement.

(c) Copyrights. Schedule 14(c) hereto sets forth all of each Company’s Copyrights registered with, and Copyright Applications pending in, the United States Copyright Office (“USCO”); Copyright Licenses recorded in the USCO; and all other registered or unregistered Copyrights, pending Copyright Applications, and recorded or unrecorded Copyright Licenses, including, with respect to each registered Copyright and Copyright Application, the name of the owner and the number of each such registered Copyright or Copyright Application. For purposes of this Section 14(c), the terms “Copyright,” “Copyright Application” and “Copyright License” shall have the meanings given to them in the Security Agreement.

(d) Attached hereto as Schedule 14(d) hereto in proper form for filing with the United States Patent and Trademark Office and the United States Copyright Office are (together with the financing statements attached as Schedule 6 hereto and Schedule 6 thereto) the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedules 14(a), (b) and (c) hereto, including

J-1-3

duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, as applicable. For purposes of this Section 14(d), the terms “Patent Security Agreement,” “Trademark Security Agreement” and “Copyright Security Agreement” shall have the meanings given to them in the Security Agreement.

15. Commercial Tort Claims. Schedule 15 hereto sets forth all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof, which have a value reasonably believed by the Companies to be in excess of $250,000 individually or $500,000 in the aggregate.

16. Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 16(a) hereto sets forth all Deposit Accounts (as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the average daily balance individually or in the aggregate, of the funds held in all such accounts not identified on Schedule 16(a) hereto does not exceed $250,000. Schedule 16(b) hereto sets forth all Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the fair market value and/or amount, as the case may be, individually or in the aggregate, of the financial assets and/or commodity contracts, as the case may be, held in all such accounts not identified on Schedule 16(b) hereto does not exceed $500,000.

17. Letter-of-Credit Rights. Schedule 17 hereto sets forth all Letters of Credit issued in favor of each Company, as beneficiary thereunder, except to the extent that the face amount of all Letters of Credit not identified on Schedule 17 hereto does not exceed $250,000 individually or $500,000 in the aggregate.

[The remainder of this page has been intentionally left blank]

J-1-4

IN WITNESS WHEREOF, each of the undersigned executes this Perfection Certificate as of the date first set forth above.

MERGE HEALTHCARE INCORPORATED,
a Delaware corporation

By:
Name:
Title:

J-1-5

Schedule 1(a)

to

Perfection Certificate

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	State of Formation

[1]	If none, so state.

J-1-6

Schedule 1(b)

to

Perfection Certificate

Prior Organizational Names

Company	Prior Name	Date of Change

J-1-7

Schedule 1(c)

to

Perfection Certificate

Other Names; Changes in Corporate Identity

Company	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

J-1-8

Schedule 2(a)

to

Perfection Certificate

Chief Executive Offices

Company	Address	County	State

J-1-9

Schedule 2(b)

to

Perfection Certificate

Location of Books and Records

Company	Address	County	State

J-1-10

Schedule 2(c)

to

Perfection Certificate

Other Places of Business

Company	Address	County	State

J-1-11

Schedule 2(d)

to

Perfection Certificate

Additional Locations of Equipment and Inventory

Company	Address	County	State

J-1-12

Schedule 2(e)

to

Perfection Certificate

Locations of Collateral in Possession of Persons Other Than Companies

Company	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral	County	State

J-1-13

Schedule 4

to

Perfection Certificate

Transactions Other Than in the Ordinary Course of Business

Company	Description of Transaction Including Parties Thereto	Date of Transaction

J-1-14

Schedule 5

to

Perfection Certificate

File Search Reports

Company	Search Report Dated	Prepared by	Jurisdiction

J-1-15

Schedule 6

to

Perfection Certificate

Copy of Financing Statements To Be Filed

J-1-16

Schedule 7

to

Perfection Certificate

Filings/Filing Offices

Type of Filings[2]	Entity	Applicable Security Document[3]	Jurisdictions

[2]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.
[3]	Mortgage, Security Agreement or other.

J-1-17

Schedule 8

to

Perfection Certificate

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

J-1-18

Schedule 9(a)

to

Perfection Certificate

Termination Statements

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

J-1-19

Schedule 9(b)

to

Perfection Certificate

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

J-1-20

Schedule 10

to

Perfection Certificate

[Reserved]

J-1-21

Schedule 11

to

Perfection Certificate

Stock Ownership and Other Equity Interests

Company:

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

J-1-22

Schedule 12

to

Perfection Certificate

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

J-1-23

Schedule 13

to

Perfection Certificate

[Reserved]

J-1-24

Schedule 14(a)

to

Perfection Certificate

Patents and Patent Licenses

UNITED STATES PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	PATENT/ APPLICATION NUMBER	DESCRIPTION

J-1-25

Schedule 14(a) (continued)

OTHER PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	PATENT/ APPLICATION NUMBER	DESCRIPTION

J-1-26

Schedule 14(b)

to

Perfection Certificate

Trademarks and Trademark Licenses

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

J-1-27

Schedule 14(b) (continued)

to

Perfection Certificate

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

J-1-28

Schedule 14(c)

to

Perfection Certificate

Copyrights and Copyright Licenses

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

J-1-29

Schedule 14(c) (continued)

to

Perfection Certificate

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

J-1-30

Schedule 14(d)

to

Perfection Certificate

Intellectual Property Filings

J-1-31

Schedule 15

to

Perfection Certificate

Commercial Tort Claims

J-1-32

Schedule 16(a)

to

Perfection Certificate

Deposit Accounts

Owner	Bank	Account Numbers

J-1-33

Schedule 16(b)

to

Perfection Certificate

Securities Accounts and Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers

J-1-34

Schedule 17

to

Perfection Certificate

Letter of Credit Rights

J-1-35

EXHIBIT J-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

[            ], 20[      ]

Reference is hereby made to (i) that certain security agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors party thereto (collectively, the “Subsidiary Guarantors”) and Jefferies Finance LLC, as collateral agent (in such capacity, the “Collateral Agent”) and (ii) that certain credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and the other Agents party thereto. Unless otherwise defined herein, capitalized terms used but not herein shall have the meanings given to them in the Credit Agreement. This Perfection Certificate Supplement is delivered pursuant to Section 5.13 of the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and each of the Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names. (a) Except as listed on Schedule 1(a) hereto, (i) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document; (ii) each Company is (x) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (y) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate; and (z) Schedule 1(a) to the Prior Perfection Certificate sets forth the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the state of formation of each Company.

(b) Except as listed on Schedule 1(b) hereto, Schedule 1(b) to the Prior Perfection Certificate sets forth any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

2. Current Locations. (a) Except as listed on Schedule 2(a) hereto, the chief executive office of each Company is located at the address set forth in Schedule 2(a) to the Prior Perfection Certificate.

(b) Except as listed on Schedule 2(b) hereto, Schedule 2(b) to the Prior Perfection Certificate sets forth all locations where each Company maintains any books or records relating to any Collateral.

J-2-1

(c) Except as listed on Schedule 2(c) hereto, Schedule 2(c) to the Prior Perfection Certificate sets forth all the other places of business of each Company.

(d) Except as listed on Schedule 2(d) hereto, Schedule 2(d) to the Prior Perfection Certificate sets forth all other locations not identified on Schedule 2(c) hereto or Schedule 2(c) to the Prior Perfection Certificate where each Company maintains any of the Collateral consisting of inventory or equipment (whether or not in the possession of any Company) except to the extent that the fair market value of inventory and equipment at all locations not identified in Schedule 2(c) or Schedule 2(d) hereto and on Schedule 2(c) thereto or Schedule 2(d) thereto does not exceed $250,000 individually or $500,000 in the aggregate.

(e) Except as listed on Schedule 2(e) hereto, Schedule 2(e) to the Prior Perfection Certificate sets forth the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment, except to the extent that the value of instruments, chattel paper, inventory and equipment not identified on Schedule 2(e) hereto and Schedule 2(e) thereto does not exceed $250,000 individually or $500,000 in the aggregate.

3.	[Reserved]

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 hereto and on Schedule 4 to the Prior Perfection Certificate, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Except as listed on Schedule 5 hereto, Schedule 5 to the Prior Perfection Certificate is a true and accurate summary of file search reports from (i) the Uniform Commercial Code filing offices (x) in each jurisdiction identified on Schedule 1(a) or Schedule 2 hereto and thereto with respect to each legal name set forth on Schedule 1(a) and Schedule 1(b) hereto and thereto and (y) in each jurisdiction described in Schedule 1(c) thereto, or Schedule 4 hereto or Schedule 4 thereto relating to any of the transactions described in Schedule (1)(c) thereto or Schedule 4 hereto or Schedule 4 thereto with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (ii) each filing officer in each real estate recording office identified on Schedule 8 hereto or Schedule 8 thereto with respect to real estate on which Collateral consisting of fixtures is or is to be located. Except as listed on Schedule 5 hereto, Schedule 5 to the Prior Perfection Certificate is a copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports.

6. UCC Filings. Except as set listed on Schedule 6 hereto, the financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral relating to the Security Agreement or the applicable Mortgage are set forth in Schedule 6 to the Prior Perfection Certificate, and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereto and Schedule 6 thereto.

7. Schedule of Filings. Except as listed on Schedule 7 hereto, Schedule 7 to the Prior Perfection Certificate sets forth (i) the appropriate filing offices for the financing statements attached thereto as Schedule 5 and hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 13(e) thereto and Schedule 13(e) hereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.

J-2-2

8. Real Property. Except as listed on Schedule 8 hereto, Schedule 8 to the Prior Perfection Certificate sets forth all real property owned or leased by each Company.

9. Termination Statements. Except as listed on Schedule 9(a) hereto, Schedule 9(a) to the Prior Perfection Certificate sets forth the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto and Schedule 9(b) thereto with respect to each Lien described therein.

10. [Reserved]

11. Stock Ownership and other Equity Interests. Except as listed on Schedule 11 hereto, Schedule 11 to the Prior Perfection Certificate sets forth (i) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Company and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (ii) each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made, except to the extent such equity investment is held in a Securities Account set forth on Schedule 16(b) hereto or on Schedule 16(b) to the Prior Perfection Certificate.

12. Instruments and Tangible Chattel Paper. Except as listed on Schedule 12 hereto, Schedule 12 to the Prior Perfection Certificate sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies, except to the extent that the amount of the items not identified on Schedule 12 hereto and Schedule 12 thereto does not exceed $250,000 individually or $500,000 in the aggregate.

13. [Reserved]

14. Intellectual Property. (a) Patents. Except as listed on Schedule 14(a) hereto, Schedule 14(a) to the Prior Perfection Certificate sets forth all of each Company’s Patents issued from, and Patent Applications pending in, the United States Patent and Trademark Office (“USPTO”); Patent Licenses recorded in the USPTO; all other Patents issued from, or Patent Applications pending in, all patent-granting authorities; all other Patent Licenses, recorded or unrecorded; and including, with respect to each of the foregoing Patents and Patent Applications, the name of the owner and the number of each such Patent or Patent Application. For purposes of this Section 14(a), the terms “Patent,” “Patent Application” and “Patent License” shall have the meanings given to them in the Security Agreement.

(b) Trademarks. Except as listed on Schedule 14(b) hereto, Schedule 14(b) to the Prior Perfection Certificate sets forth all of each Company’s Trademarks registered with, and Trademark Applications pending in, the USPTO; Trademark Licenses recorded in the USPTO; all other Trademarks registered with, or Trademark Applications pending in, an authority other than the USPTO; all unregistered Trademarks; all other Trademark Licenses, recorded or unrecorded; and including, with respect to each of the foregoing registered Trademarks and Trademark Applications, the name of the owner and the number of each such registered Trademark or Trademark Application. For purposes of this Section 14(b), the terms “Trademark,” “Trademark Application” and “Trademark License” shall have the meanings given to them in the Security Agreement.

J-2-3

(c) Copyrights. Except as listed on Schedule 14(c) hereto, Schedule 14(c) to the Prior Perfection Certificate sets forth all of each Company’s Copyrights registered with, and Copyright Applications pending in, the United States Copyright Office (“USCO”); Copyright Licenses recorded in the USCO; and all other registered or unregistered Copyrights, pending Copyright Applications, and recorded or unrecorded Copyright Licenses, including, with respect to each registered Copyright and Copyright Application, the name of the owner and the number of each such registered Copyright or Copyright Application. For purposes of this Section 14(c), the terms “Copyright,” “Copyright Application” and “Copyright License” shall have the meanings given to them in the Security Agreement.

(d) Except as listed on Schedule 14(d) hereto, attached to the Prior Perfection Certificate as Schedule 14(c) in proper form for filing with the United States Patent and Trademark Office and the United States Copyright Office are (together with the financing statements attached as Schedule 6 hereto and Schedule 6 thereto) the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedules 14(a), (b) and (c) hereto and Schedules 14(a), (b) and (c) thereto, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, as applicable. For purposes of this Section 14(d), the terms “Patent Security Agreement,” “Trademark Security Agreement” and “Copyright Security Agreement” shall have the meanings given to them in the Security Agreement.

15. Commercial Tort Claims. Except as listed on Schedule 15 hereto, Schedule 15 to the Prior Perfection Certificate sets forth all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof, which have a value reasonably believed by the Companies to be in excess of $250,000 individually or $500,000 in the aggregate.

16. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed on Schedule 16(a) hereto, Schedule 16(a) to the Prior Perfection Certificate sets forth all Deposit Accounts (as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the average daily balance, individually or in the aggregate, held in all such accounts not identified on Schedule 16(a) hereto and Schedule 16(b) thereto does not exceed $250,000. Except as listed on Schedule 16(b) hereto, Schedule 16(b) to the Prior Perfection Certificate sets forth all Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the fair market value and/or amount, as the case may be, individually or in the aggregate, of the financial assets and/or commodity contracts, as the case may be, held in all such accounts not identified on Schedule 16(b) hereto and Schedule 16(b) to the Prior Perfection Certificate does not exceed $500,000.

17. Letter-of-Credit Rights. Except as listed on Schedule 17 hereto, Schedule 17 to the Perfection Certificate sets forth all Letters of Credit issued in favor of each Company, as beneficiary thereunder, except to the extent that the face amount of all Letters of Credit not identified on Schedule 17 hereto does not exceed $250,000 individually or $500,000 in the aggregate.

[The remainder of this page has been intentionally left blank]

J-2-4

IN WITNESS WHEREOF, each of the undersigned executes this Perfection Certificate Supplement as of the date first set forth above.

[________________________]

By:

Name:
Title:

J-2-5

Schedule 1(a)

to

Perfection Certificate Supplement

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	State of Formation

[1]	If none, so state.

J-2-6

Schedule 1(b)

to

Perfection Certificate Supplement

Prior Organizational Names

Company	Prior Name	Date of Change

J-2-7

Schedule 2(a)

to

Perfection Certificate Supplement

Chief Executive Offices

Company	Address	County	State

J-2-8

Schedule 2(b)

to

Perfection Certificate Supplement

Location of Books and Records

Company	Address	County	State

J-2-9

Schedule 2(c)

to

Perfection Certificate Supplement

Other Places of Business

Company	Address	County	State

J-2-10

Schedule 2(d)

to

Perfection Certificate Supplement

Additional Locations of Equipment and Inventory

Company	Address	County	State

J-2-11

Schedule 2(e)

to

Perfection Certificate Supplement

Locations of Collateral in Possession of Persons Other Than Companies

Company	Name of Entity in Possession of Collateral/ Capacity of such Entity	Address/Location of Collateral	County	State

J-2-12

Schedule 4

to

Perfection Certificate Supplement

Transactions Other Than in the Ordinary Course of Business

Company	Description of Transaction Including Parties Thereto	Date of Transaction

J-2-13

Schedule 5

to

Perfection Certificate Supplement

File Search Reports

Company	Search Report Dated	Prepared by	Jurisdiction

J-2-14

Schedule 6

to

Perfection Certificate Supplement

Copy of Financing Statements To Be Filed

J-2-15

Schedule 7

to

Perfection Certificate Supplement

Filings/Filing Offices

Type of Filings[2]	Entity	Applicable Security Document[3]	Jurisdictions

[2]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.
[3]	Mortgage, Security Agreement or other.

J-2-16

Schedule 8

to

Perfection Certificate Supplement

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

J-2-17

Schedule 9(a)

to

Perfection Certificate Supplement

Termination Statements

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

J-2-18

Schedule 9(b)

to

Perfection Certificate Supplement

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

J-2-19

Schedule 10

to

Perfection Certificate Supplement

[Reserved]

J-2-20

Schedule 11

to

Perfection Certificate Supplement

Stock Ownership and Other Equity Interests

Company:

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

J-2-21

Schedule 12

to

Perfection Certificate Supplement

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

J-2-22

Schedule 13

to

Perfection Certificate Supplement

[Reserved]

J-2-23

Schedule 14(a)

to

Perfection Certificate Supplement

Patents and Patent Licenses

UNITED STATES PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	PATENT/ APPLICATION NUMBER	DESCRIPTION

J-2-24

Schedule 14(a) (continued)

OTHER PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	PATENT/ APPLICATION NUMBER	DESCRIPTION

J-2-25

Schedule 14(b)

to

Perfection Certificate Supplement

Trademarks and Trademark Licenses

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

J-2-26

Schedule 14(b) (continued)

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

J-2-27

Schedule 14(c)

to

Perfection Certificate Supplement

Copyrights and Copyright Licenses

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

J-2-28

Schedule 14(d)

to

Perfection Certificate Supplement

Intellectual Property Filings

J-2-29

Schedule 15

to

Perfection Certificate Supplement

Commercial Tort Claims

J-2-30

Schedule 16(a)

to

Perfection Certificate Supplement

Deposit Accounts

Owner	Bank	Account Numbers

J-2-31

Schedule 16(b)

to

Perfection Certificate Supplement

Securities Accounts and Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers

J-1-32

Schedule 17

to

Perfection Certificate Supplement

Letter of Credit Rights

J-2-33

EXHIBIT K

[Form of]

SECURITY AGREEMENT

[See attached.]

K-1

EXHIBIT L-1

[Form of]

NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, and JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related (within the meaning of Section 864(d) of the Code) to the Borrower as described in Section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated: [            ], 20[        ]

L-1-1

EXHIBIT L-2

[Form of]

NON-BANK CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, and JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related (within the meaning of Section 864(d) of the Code) to the Borrower as described in Section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated: [            ], 20[        ]

L-2-1

EXHIBIT L-3

[Form of]

NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, and JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related (within the meaning of Section 864(d) of the Code) to the Borrower as described in Section 881(c)(3)(C) of the Code.

[NAME OF PARTICIPANT]

By:
Name:
Title:

[ADDRESS]

Dated: [            ], 20[        ]

L-3-1

EXHIBIT L-4

[Form of]

NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the credit agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, the Issuing Bank, the Swingline Lender, and JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participations, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related (within the meaning of Section 864(d) of the Code) to the Borrower as described in Section 881(c)(3)(C) of the Code.

[NAME OF PARTICIPANT]

By:
Name:
Title:

[ADDRESS]

Dated: [            ], 20[        ]

L-4-1

EXHIBIT M

[Form of]

SOLVENCY CERTIFICATE

April 23, 2013

Reference is made to that certain credit agreement, dated as of April 23, 2013 (the “Credit Agreement”), by and among MERGE HEALTHCARE INCORPORATED, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors, the Lenders, JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents party thereto. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.

I, [•], Chief Financial Officer of Borrower, solely in my capacity as Chief Financial Officer of Borrower and not in an individual capacity, do hereby certify pursuant to Section 4.01(h) of the Credit Agreement that, both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately after giving effect to the application of the proceeds of each Credit Extension on the Closing Date, the Loan Parties, on a consolidated basis, are Solvent.

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with each Credit Extension made to Borrower pursuant to the Credit Agreement on the Closing Date.

[Signature Page Follows]

M-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth above.

MERGE HEALTHCARE INCORPORATED,
a Delaware corporation

By:
Name:
Title: Chief Financial Officer

M-2